As filed with the Securities and Exchange Commission on February 4, 2026

Registration No. 333- 290608

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1 /A

Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLOBAL INDUSTRY PRODUCTS, CORP.

(Exact name of registrant as specified in its charter)

Nevada (State or jurisdiction of incorporation or organization)	5113 (Primary Standard Industrial Classification Code Number)	26-4281445 (I.R.S. Employer Identification No.)

7770 Dean Martin Dr., Ste. 303

Las Vegas, NV 89139

(800) 662-2296

_________________________________________________

(Address and telephone number of principal executive offices)

Chester I. Wright, III, CEO and CFO

7770 Dean Martin Dr., Ste. 303

Las Vegas, NV 89139

(800) 662-2296

_________________________________________________________

(Name, address and telephone number of agent for service)

COPIES OF ALL COMMUNICATIONS TO:

Michael A. Littman, Attorney at Law

PO BOX 1839, Arvada, CO 80001 / Phone (720) 530-6184

Approximate date of commencement of proposed sale to the public: As soon as possible after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[_]	Accelerated filer	[_]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [_]

CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)

Fees to Be Paid (1)
Equity	Common Shares, $0.001 par value	457(a)	16,158,783	$1.00	$16,158,783	$ 153.10 per $1,000,000	$2,473.91

Fees Previously Paid							0
Carry Forward Securities
Total Offering Amounts							0
Total Fees Previously Paid							0
Total Fee Offsets							0
Net Fee Due (2)							$2,473.91

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).
(2)	Previously paid with original S-1 filing on September 30, 2025.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This is an Amendment No. 1 to a Prospectus on Form S-1 (“Prospectus”) filed by Global Industry Products, Corp. (the “Company”). The Prospectus was originally filed by the Company on September 30, 2025. The purpose of this Amendment No. 1 is to (i) include the information contained in the Company’s amended Quarterly Report on Form 10-Q/A for the period ended September 30, 2025 and (ii) update certain other information in the Prospectus, and (iii) the Signature Page. For the convenience of the reader the report on Form S-1 restates in its entirety.

The information included in this filing amends this Registration Statement and the Prospectus contained therein. No additional securities are being registered under this Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED FEBRUARY 4, 2026

GLOBAL INDUSTRY PRODUCTS, CORP.

We are registering securities listed for sale as follows:

Shares of Common Stock by Selling Shareholders	16,158,783

We will not receive any proceeds from sales of shares by selling shareholders.

Our Company is currently applying to OTCQB for quotation. Our selling shareholders may only sell common shares at $1.00 as a fixed price if our Company is quoted only on OTCID. If and upon achievement of quotation of our Company upon the OTCQB, shareholders may sell at market prices for the securities as the market may dictate from time to time or privately at any price. There is no current market for the common stock as of September 30, 2025.

Title	Price Per Share
Common Stock	$1.00

Subject to the OTC QB approval for our common stock after the effective date of this Registration, our security holders may sell their securities at market prices or at any price in privately negotiated transactions.

This offering involves a high degree of risk; see "RISK FACTORS", beginning on page 6 to read about factors you should consider before buying shares of the common stock.

These securities have not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state or provincial securities commission, nor has the SEC or any state or provincial securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This offering will be on a delayed and continuous basis only after the distribution upon registration of stock to distributees and for sales of selling shareholders’ shares. The selling shareholders are not paying any of the offering expenses and we will not receive any of the proceeds from the sale of the shares by the selling shareholders. (See “Description of Securities – Shares”).

The information in this prospectus is not complete and may be changed. We may not sell these securities until the date that the registration statement relating to these securities, which has been filed with the Securities and Exchange Commission, becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is February 4, 2026 .

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ITEM 3. PROSPECTUS SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHARGES

Our Company

Global Industry Products, Corp. (“We,” “us,” “our,” “Company,” “Global Industry,” or “GIP”), is incorporated in the State of Nevada with corporate operations located in Las Vegas, Nevada.

We are a distributor and manufacturer of goods to casinos, and retailers and redistributors. Our products include paper rolls, restaurant supplies, janitorial/bathroom supplies, liners and gloves, ribbons, toners and inks.

CORPORATE HISTORY

Global Industry Products, Corp. was incorporated in the state of Nevada on March 2, 2009 for the purpose of becoming a diversified distributor of non-durable products to the casino and retail industries and a product innovator and marketer of products worldwide.

We have grown from a small warehouse operation to our current business since 2009. See our business description under “Item 11 – Description of Business”.

Our executive offices are located at 7770 Dean Martin Dr., Ste. 303, Las Vegas, NV 89139 and the telephone number is (800) 662-2296. We maintain a website at www.vegasretailsupply.com, and such website is not incorporated into or a part of this filing.

RISK FACTORS SUMMARY

Investing in our common stock involves a high degree of risk because our business is subject to numerous risks and uncertainties, as more fully described in the section titled “Risk Factors” included elsewhere in this prospectus. You should carefully consider these risks before making an investment. These risks include, but are not limited to, the following:

Risk Factors Related to Our Business

•	We have an evolving business model.
•	Our success will depend, to a large degree, on the expertise and experience of the members of our management team.
•	We are dependent upon the efforts of our management for our success; if this changes, this may be a risk to our investors.
•	We have a limited amount of funds available for implementation of our business plan and as a result, our business may not be successful.
•	We have a volatile revenue history and stockholders cannot view our past performance since we have a limited operating history.
•	Our success and ability to grow our business depend on growing our customer base. If we fail to add new customers, our business, revenue, operating results and financial condition could be harmed.
•	We may have a shortage of working capital in the future which could jeopardize our ability to carry out our business plan.
•	We will need additional financing for which we have no commitments, and this may jeopardize execution of our business plan.
•	Reporting requirements under the exchange act and compliance with the Sarbanes Oxley act of 2002, including establishing and maintaining acceptable internal controls over financial reporting, are costly and may increase substantially.
•	Competition from similar service providers.
•	We have incurred significant losses and anticipate future losses.
•	Our existing financial resources may be insufficient to meet our ongoing operating expenses.
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•	Because insiders control our activities, that may cause us to act in a manner that is most beneficial to them and not to outside shareholders which could cause us not to take actions that outside investors might view favorably.
•	Our officers and directors have the ability to effectively control substantially all actions taken by stockholders.
•	We may depend upon outside advisors, who may not be available on reasonable terms and as needed.
•	The inability of our Company to adequately execute our growth or expansion strategies would have a negative impact on our Company value.

Risk Factors Related to Our Stock

•	We can give no assurance of success or profitability to our investors.
•	We may in the future issue more shares of common stock which could cause a loss of control by our present management and current stockholders.
•	We have authorized and designated Series A Preferred Convertible Stock.
•	We have authorized and designated Series F Preferred Stock.
•	We can issue future series of shares of Preferred Stock without shareholder approval, which could adversely affect the rights of common shareholders.
•	Our officers and directors may have conflicts of interests as to corporate opportunities which we may not be able or allowed to participate in.
•	We have agreed to indemnification of officers and directors as is provided by Nevada revised statutes.
•	Our directors’ liability to us and shareholders is limited.
•	Our stock prices in the market may be volatile.
•	No public market exists for our common stock at this time, and there is no assurance of a future market.
•	Our stock will, in all likelihood, be thinly traded and as a result you may be unable to sell at or near ask prices or at all if you need to liquidate your shares.
•	The regulation of penny stocks by SEC and FINRA may discourage the tradability of our securities.
•	We will pay no dividends in the foreseeable future.
•	Rule 144 sales in the future may have a depressive effect on our stock price.
•	Any sales of our common stock, if in significant amounts, are likely to depress the future market price of our securities.
•	Our stockholders may suffer future dilution due to issuances of shares for various considerations in the future.
•	Any new potential investors will suffer a disproportionate risk and there will be immediate dilution of existing investors’ investments.
•	We anticipate tariffs will significantly impact our business.
•	We can issue shares of preferred stock without shareholder approval, which could adversely affect the rights of common shareholders.
•	We will become a reporting company upon the effectiveness of this registration statement.

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IMPLICATIONS OF BEING A SMALLER REPORTING COMPANY

We are a “smaller reporting company” as defined in the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is greater than $250 million measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter.

Summary of Financial Information

The following tables set forth, for the periods and as of the dates indicated, our summary financial data. The statements of operations for the nine months ended September 30, 2025, and the balance sheet data as of September 30, 2025, are derived from our unaudited condensed financial statements. The unaudited financial statements include, in the opinion of management, all adjustments consisting of only normal recurring adjustments, that management considers necessary for the fair presentation of the financial information set forth in those statements. The statements of operations for the fiscal years ended December 31, 2024 and 2023, and the balance sheet data as of December 31, 2024 and 2023 are derived from our audited condensed financial statements. The audited financial statements include, in the opinion of management, all adjustments consisting of only normal recurring adjustments, that management considers necessary for the fair presentation of the financial information set forth in those statements. You should read the following information together with the more detailed information contained in “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus. Our historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

	September 30 , 2025	December 31, 2024	December 31, 2023
Total Assets	$2,697,550	$2,160,283	$2,614,452
Current Liabilities	$463,181	$251,672	$610,263
Stockholders’ Equity (Deficit)	$1,426,338	$1,751,481	$1,719,432

	Nine Months Ended September 30 , 2025	Year Ended December 31, 2024 (Audited)	Year Ended December 31, 2023 (Audited)
Revenues	$2,250,438	$3,136,166	$3,550,456
Net Loss	$(325,142)	$282,919	$(38,167)

At September 30, 2025, the accumulated deficit was ($4, 408,716 ).

At December 31, 2024, the accumulated deficit was ($4,083,573). At December 31, 2023, the accumulated deficit was ($3,800,655). We anticipate that we will operate in a deficit position and continue to sustain net losses for the foreseeable future.

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The Offering

Our common stock, only, will be transferable immediately upon the effectiveness of the Registration Statement. (See “Description of Securities”)

We are registering securities listed for sale as follows:

Common shares outstanding before this offering	22, 423, 783
Maximum common shares being offered by our existing selling shareholders	16,158,783
Maximum common shares outstanding after this offering (1)	22, 533 ,783

(1)    Upon the filing of the original Registration Statement, 110,000 Series A Preferred Convertible shares converted to 110,000 common shares and are included in the total shares of common stock.

We are authorized to issue 190,000,000 shares of common stock with a par value of $0.001 and 10,000,000 shares of preferred stock with a par value of $0.001. Our current shareholders, officers and directors collectively own 22 ,533 ,783 shares of common stock as of this date. Our shares being registered were issued in the following amounts and at the following prices:

Number of Shares	Original Consideration	Issue Price Per Share
22, 423 ,783 and 110,000 *	Private Placements, Private Purchases, Services and Cash	Variable from $0.001 to $2.50

* 110,000 of Series A Preferred Stock automatically convert ed to common stock (110,000 shares) upon the filing of th e original Registration Statement for a total of 22, 533 ,783.

Currently there is no public trading market for our stock.

Forward Looking Statements

This prospectus contains various forward-looking statements that are based on our beliefs as well as assumptions made by and information currently available to us. When used in this prospectus, the words "believe," "expect," "anticipate," "estimate," and similar expressions are intended to identify forward-looking statements. These statements may include statements regarding seeking business opportunities, payment of operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors." Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

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RISK FACTORS RELATED TO OUR BUSINESS

WE HAVE AN EVOLVING BUSINESS MODEL.

As the economy evolves, so will our business model. We may continue to try to offer additional types of products, and we cannot offer any assurance that any of them will be successful. From time to time we may also modify aspects of our business model relating to our product mix offerings. We cannot offer any assurance that these or any other modifications will be successful or will not result in harm to the business. We may not be able to manage growth effectively, which could damage our reputation, limit our growth, and negatively affect our operating results.

OUR SUCCESS WILL DEPEND, TO A LARGE DEGREE, ON THE EXPERTISE AND EXPERIENCE OF THE MEMBERS OF OUR MANAGEMENT TEAM.

We will rely exclusively on the skills and expertise of our management team in conducting our business. Our management team has experience in wholesale office supplies services, janitorial and maintenance products industry, but there is no assurance that our management’s efforts in this continuing business will be successful. We will be wholly dependent on the continued diligence and skill of our management team for the operations be successful in the future.

WE ARE DEPENDENT UPON THE EFFORTS OF OUR MANAGEMENT FOR OUR SUCCESS; IF THIS CHANGES, THIS MAY BE A RISK TO OUR INVESTORS.

Chester I. Wright III, CFO and CEO, currently devotes part time, roughly 20 hours per week, to the Company. If at any time Mr. Wright is unable to devote as much time (up to 20 hours per week) to the business of the Company, this may be an impediment to our business achievement. If Mr. Wright were not available due to health, we may not have devoted sufficient time and effort of new manager to manage our business, which could impair our ability to succeed in our business plan and could cause investment in our Company to lose value.

Spencer Fisher, President, devotes 40 hours a week to the business and Cathy Wilkinson devotes 17.5 hours a week as the Secretary to the business.

WE HAVE A VOLATILE REVENUE HISTORY AND STOCKHOLDERS CANNOT VIEW OUR PAST PERFORMANCE SINCE WE HAVE A LIMITED OPERATING HISTORY.

During the nine -month period ended September 30, 2025, we recognized $ 2,250,438 in revenues. Our net loss for the year ended December 31, 2024 in the amount of ($282,919), and our net loss for the nine months ended September 30, 2025 was ($ 325,142 ) and is indicative of our deficit revenues versus costs. We must be regarded as a developing venture with all of the unforeseen costs, expenses, problems, risks and difficulties to which such developing ventures are subject.

OUR SUCCESS AND ABILITY TO GROW OUR BUSINESS DEPEND ON GROWING OUR CUSTOMER BASE. IF WE FAIL TO ADD NEW CUSTOMERS, OUR BUSINESS, REVENUE, OPERATING RESULTS AND FINANCIAL CONDITION COULD BE HARMED.

Our ability to attract and retain new customers depends, in large part, on our ability to be perceived as providing accurate and insightful customer experiences, competitive pricing, and sales generation to our subscribers. In order to maintain this perception, we may be required to incur significantly higher marketing expenses, costs related to improving our service, and lower margins in order to attract and retain new customers. If we fail to remain competitive on customer experience, pricing, and usable metrics, our ability to grow our business and generate revenue by attracting and retaining customers may be adversely affected.

There are many factors that could negatively affect our ability to grow our customer base, including if:

•	potential customers in a particular marketplace or generally do not have a use for our products;

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•	our competitors mimic our products, causing current and potential customers to purchase their products instead of our products;

•	our supply chain experiences disruptions;

•	we experience unfavorable shifts in customer perception of our products;

•	we suffer reputational harm to our brand resulting from negative publicity, whether accurate or inaccurate;

•	we may fail to offer new and competitive products;

•	customers have difficulty integrating, updating or otherwise accessing our products on mobile devices or web browsers as a result of actions by us or third parties;

•	quality availability of products or other problems frustrate the customer experience, particularly if those problems prevent us from generating solutions in a fast and reliable manner; or

•	we are unable to address customer concerns regarding the product performance, quantity or quality.

Our inability to overcome these challenges could impair our ability to attract and retain new customers and could have a material adverse effect on our business, revenue, operating results and financial condition.

WE MAY HAVE A SHORTAGE OF WORKING CAPITAL IN THE FUTURE WHICH COULD JEOPARDIZE OUR ABILITY TO CARRY OUT OUR BUSINESS PLAN.

Our capital needs consist primarily of expenses related to general and administrative operations and legal and professional fees that could exceed $250,000 for expansion and coverage of unforeseen impacts of tariffs upon our business in the next twelve months. Such funds are not currently committed, and we have cash of approximately $ 210,871 at September 30, 2025.

WE MAY NEED ADDITIONAL FINANCING FOR WHICH WE HAVE NO COMMITMENTS AND THIS MAY JEOPARDIZE CONTINUED EXECUTION OF OUR BUSINESS PLAN.

We have limited funds, and such funds may not be adequate to continue to carry out our business plan in our industry. Our ultimate success may depend upon our ability to raise additional capital. We are investigating the availability, sources, and terms that might govern the acquisition of additional capital.

We have no commitment at this time for additional capital. If we need additional capital, we have no assurance that funds will be available from any source or, if available, that they can be obtained on terms acceptable to us. If not available, our operations will be limited to those that can be financed with our modest capital.

REPORTING REQUIREMENTS UNDER THE EXCHANGE ACT AND COMPLIANCE WITH THE SARBANES-OXLEY ACT OF 2002, INCLUDING ESTABLISHING AND MAINTAINING ACCEPTABLE INTERNAL CONTROLS OVER FINANCIAL REPORTING, ARE COSTLY AND MAY INCREASE SUBSTANTIALLY.

The rules and regulations of the SEC require a public company to prepare and file periodic reports under the Exchange Act, which will require that the Company engage legal, accounting, auditing and other professional services. The engagement of such services is costly. Additionally, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires, among other things, that we design, implement and maintain adequate internal controls and procedures over financial reporting. The costs of complying with the Sarbanes-Oxley Act and the limited technically qualified personnel we have may make it difficult for us to design, implement and maintain adequate internal controls over financial reporting. In the event that we fail to maintain an effective system of internal controls or discover material weaknesses in our internal controls, we may not be able to produce reliable financial reports or report fraud, which may harm our overall financial condition and result in loss of investor confidence and a decline in our share price.

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As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act of 2010 and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results.

We are working with our legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas. However, we anticipate that the expenses that will be required in order to adequately prepare for being a public company could be material. We estimate that the aggregate cost of increased legal services; accounting and audit functions; personnel, such as a chief financial officer familiar with the obligations of public company reporting; consultants to design and implement internal controls; and financial printing alone will be a few hundred thousand dollars per year and could be several hundred thousand dollars per year. In addition, if and when we retain independent directors and/or additional members of senior management, we may incur additional expenses related to director compensation and/or premiums for directors’ and officers’ liability insurance, the costs of which we cannot estimate at this time. We may also incur additional expenses associated with investor relations and similar functions, the cost of which we also cannot estimate at this time. However, these additional expenses individually, or in the aggregate, may also be material.

In addition, being a public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

The increased costs associated with operating as a public company may decrease our net income or increase our net loss and may cause us to reduce costs in other areas of our business or increase the prices of our products or services to offset the effect of such increased costs. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations.

COMPETITION FROM SIMILAR SERVICE PROVIDERS.

We expect to encounter competition from other entities having similar business objectives, some of whom may have greater resources than us. Virtually all of our competitors will have a competitive advantage and are much larger. The need to compete for investment opportunities may make it necessary for us to offer clients attractive transaction terms than otherwise might be the case.

WE HAVE INCURRED SIGNIFICANT LOSSES AND ANTICIPATE FUTURE LOSSES.

At September 30, 2025 we had an accumulated deficit of ($4, 408,716 ) and a net loss for the nine months of ($ 325,142 ). At December 31, 2024, we had an accumulated deficit of ($4,083,573) and for the year ended December 31, 2024, we incurred a net loss of ($282,919).

As a result of these, among other factors, we received from our registered independent public accountants in their report of the financial statements as of and for the years ended December 31, 2024 and 2023, an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

OUR EXISTING FINANCIAL RESOURCES MAY BE INSUFFICIENT TO MEET OUR ONGOING OPERATING EXPENSES.

We have limited sources of revenues at this time to meet our ongoing operating expenses. In the short term, unless we can increase revenues or are able to raise additional debt and/or equity, we may be unable to meet our ongoing

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operating expenses. There can be no assurance that we will be able to achieve adequate financial resources to remain in business.

BECAUSE INSIDERS CONTROL OUR ACTIVITIES THAT MAY CAUSE US TO ACT IN A MANNER THAT IS MOST BENEFICIAL TO THEM AND NOT TO OUTSIDE SHAREHOLDERS WHICH COULD CAUSE US NOT TO TAKE ACTIONS THAT OUTSIDE INVESTORS MIGHT VIEW FAVORABLY

Our officers, directors, and holders of 5% or more of our issued and outstanding common stock beneficially own approximately 41.40% of our issued and outstanding common stock on a fully diluted basis, including the Series A Preferred Stock which votes one shares of common stock for every 1 share of Preferred at all times until converted (this figure does not include individuals who retain less than 5% holdings after the dilution is accounted for). As a result, they effectively control all matters requiring director and stockholder approval, including the election of directors, the approval of significant corporate transactions, such as mergers and related party transaction. These insiders also have the ability to delay or perhaps even block, by their ownership of our stock, an unsolicited tender offer. This concentration of ownership could have the effect of delaying, deterring or preventing a change in control of our Company that you might view favorably.

OUR OFFICERS AND DIRECTORS HAVE THE ABILITY TO EFFECTIVELY CONTROL SUBSTANTIALLY ALL ACTIONS TAKEN BY STOCKHOLDERS.

Chester I. Wright, III, the CEO, CFO, and a director of the Company, owns or beneficially controls 35.60% of the common stock, and, therefore he effectively controls substantially all actions taken by our stockholders with such a large percentage, including the election of directors. Such concentration of ownership could also have the effect of delaying, deterring or preventing a change in control that might otherwise be beneficial to stockholders and may also discourage the market for our stock due to the concentration.

WE MAY DEPEND UPON OUTSIDE ADVISORS, WHO MAY NOT BE AVAILABLE ON REASONABLE TERMS AND AS NEEDED.

To supplement the business experience of our officers and directors, we may be required to employ accountants, technical experts, appraisers, attorneys, or other consultants or advisors. Our Board without any input from stockholders will make the selection of any such advisors. Furthermore, it is anticipated that such persons may be engaged on an “as needed” basis without a continuing fiduciary or other obligation to us. In the event we consider it necessary to hire outside advisors, we may elect to hire persons who are affiliates, if they are able to provide the required services.

THE INABILITY OF OUR COMPANY TO ADEQUATELY EXECUTE OUR GROWTH OR EXPANSION STRATEGIES WOULD HAVE A NEGATIVE IMPACT ON OUR COMPANY VALUE.

The possibility that our Company will not be able to fully carry out or execute on its expansion or growth plans presents significant risk. Our success will ultimately depend on the success of our marketing. If our intended expansion or growth plan does not come to fruition or is otherwise impeded, or is unprofitable, we may not be able to stay in business or have any value.

RISK FACTORS RELATED TO OUR STOCK

WE CAN GIVE NO ASSURANCE OF SUCCESS OR PROFITABILITY TO OUR INVESTORS.

Cash flows generated from operating activities were not enough to support all working capital requirements for the nine -month period ended September 30, 2025 and 2024. We incurred ($ 325,142 ) and ($ 241,888 ), respectively, in losses, for the nine -month period ended September 30, 2025 and September 30, 2024. Cash flows generated from operating activities were ($112,215) and $105,882 for the nine-month period ended September 30, 2025 and 2024, respectively. For the nine-month period ended September 30, 2025 and 2024, cash flows used in investing activities was ($15,716) and ($29,271), respectively. Cash flows from financing activities were ($337) and $275,000, respectively, for the same periods. These loss factors cause substantial doubt about our ability to continue as a going

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concern for a period of one year from the issuance of these financial statements , incorporated in this registration statement .

In order for us to continue as a going concern, we will need to increase revenues and possibly obtain additional debt or equity financing. There can be no assurance that we will be able to secure additional debt or equity financing, that we will be able to achieve cash flow positive operations, or that, if we are successful in any of those actions, those actions will produce adequate cash flow to enable us to meet all our future obligations. O ur existing financing arrangements are short-term. If we are unable to increase revenues or obtain additional debt or equity financing, we may be required to significantly reduce or cease operations.

Our sources of capital are loans and sales of equity from common or preferred stock. We have no commitments for loans or equity sales at this date.

WE MAY IN THE FUTURE ISSUE MORE SHARES OF COMMON STOCK WHICH COULD CAUSE A LOSS OF CONTROL BY OUR PRESENT MANAGEMENT AND CURRENT STOCKHOLDERS.

We may issue further shares as consideration for the cash or assets or services out of our authorized but unissued common stock that would, upon issuance, represent a majority of the voting power and equity of our Company. The result of such an issuance would be those new stockholders and management would control our Company, and persons unknown could replace our management at this time. Such an occurrence would result in a greatly reduced percentage of ownership of our Company by our current shareholders, which could present significant risks to investors.

WE HAVE AUTHORIZED AND DESIGNATED SERIES A PREFERRED CONVERTIBLE STOCK.

Series A Preferred Convertible Stock (the “Series A Preferred”) of which no shares of preferred stock are outstanding as of date hereof . Each previous share of Series A Preferred Stock (110,000 shares) converted into one share of fully paid and non-assessable Common Stock upon filing of th e original registration statement.

WE HAVE AUTHORIZED AND DESIGNATED SERIES F PREFERRED STOCK.

Series F Preferred Stock (the “Series F Preferred”) of which 163,724 shares of preferred stock have been authorized for the class. Each share of Series F Preferred Stock which is non-voting and only provides for participation in a royalty of 4% on two product lines up to approximately $160,000 as if this date. At this time, all shares of the Series F Preferred are held by shareholders who are not affiliates consisting of 163,724 shares of Series F Preferred shares. We do not intend to issue any more Series F Preferred stock.

WE CAN ISSUE FUTURE SERIES OF SHARES OF PREFERRED STOCK WITHOUT SHAREHOLDER APPROVAL, WHICH COULD ADVERSELY AFFECT THE RIGHTS OF COMMON SHAREHOLDERS.

Our Articles of Incorporation permit our Board of Directors to establish the rights, privileges, preferences and restrictions, including voting rights, of future series of stock and to issue such stock without approval from our shareholders. The rights of holders of common stock may suffer as a result of the rights granted to holders of preferred stock that may be issued in the future. In addition, we could issue preferred stock to prevent a change in control of our Company, depriving common shareholders of an opportunity to sell their stock at a price in excess of the prevailing market price.

OUR OFFICERS AND DIRECTORS MAY HAVE CONFLICTS OF INTERESTS AS TO CORPORATE OPPORTUNITIES WHICH WE MAY NOT BE ABLE OR ALLOWED TO PARTICIPATE IN.

Presently there is no requirement contained in our Articles of Incorporation, Bylaws, or minutes which require officers and directors of our business to disclose to us business opportunities which come to their attention. Our officers and directors do, however, have a fiduciary duty of loyalty to us to disclose to us any business opportunities which come to their attention, in their capacity as an officer and/or director or otherwise. Excluded from this duty would be opportunities which the person learns about through his involvement as an officer and director of another company. We have no intention of merging with or acquiring business opportunity from any affiliate or officer or director. (See “Conflicts of Interest” at page 45)

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None of our Officers and Directors has any interest in any competitive business to ours or any service provider to our Company, other than in relation to the license agreement for the rebar product. The other businesses in which our officers and directors now participate have no relation to our business, do not compete with our business and do not supply services, materials, or technology to our business. We see the primary conflict as one of necessary time devoted to the Company business and internal controls and procedures for accounting for our quarterly and annual reports under Section 13(a) of the Securities Exchange Act of 1934, which must be filed timely under the section and quarterly reviews and annual audits by our auditors which require adequate record keeping.

WE HAVE AGREED TO INDEMNIFICATION OF OFFICERS AND DIRECTORS AS IS PROVIDED BY NEVADA REVISED STATUTES

Nevada Revised Statutes provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us that we will be unable to recoup.

OUR DIRECTORS’ LIABILITY TO US AND SHAREHOLDERS IS LIMITED.

Nevada Revised Statutes exclude personal liability of our directors and our stockholders for monetary damages for breach of fiduciary duty except in certain specified circumstances. Accordingly, we will have a much more limited right of action against our directors than otherwise would be the case. This provision does not affect the liability of any director under federal or applicable state securities laws.

We have one full-time officer, our President Spencer Fisher, who devotes 40 hours per week which may impede our ability to carry on our business. Chester I. Wright, III, CEO and CFO, devotes up to 20+ hours per week on Company business. Cathy Wilkinson, our Secretary, devotes up to 17.5 hours per week on Company business.

OUR STOCK PRICES IN THE MARKET MAY BE VOLATILE.

The value of our Common stock following this offering may be highly volatile and could be subject to fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•	quarterly variations in our results of operations or those of our competitors;
•	announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments;
•	disruption to our operations or those of other sources critical to our operations;
•	the emergence of new competitors or new technologies;
•	our ability to develop and market new and enhanced products on a timely basis;
•	seasonal or other variations in our subscriber base;
•	commencement of, or our involvement in, litigation;
•	availability of additional spectrum;
•	dilutive issuances of our stock or the stock of our subsidiaries, or the incurrence of additional debt;
•	changes in our board or management;
•	adoption of new or different accounting standards;
•	changes in governmental regulations or in the status of our regulatory approvals;
•	changes in earnings estimates or recommendations by securities analysts; and
•	general economic conditions and slow or negative growth of related markets.

In addition, the stock market in general, and the market for shares of supply in particular, has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. We expect the value of our common stock will be subject to such fluctuations.

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NO PUBLIC MARKET EXISTS FOR OUR COMMON STOCK AT THIS TIME, AND THERE IS NO ASSURANCE OF A FUTURE MARKET.

There is no public market for our common stock, and no assurance can be given that a market will exist or that a shareholder ever will be able to liquidate his investment without considerable delay, if at all. If a market should continue, the price may be highly volatile. Factors such as those discussed in the “Risk Factors” section may have a significant impact upon the market price of the shares offered hereby. Due to the low price of our securities, many brokerage firms may not be willing to effect transactions in our securities. Even if a purchaser finds a broker willing to affect a transaction in our shares, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of our shares as collateral for any loans.

OUR STOCK WILL, IN ALL LIKELIHOOD, BE THINLY TRADED AND AS A RESULT YOU MAY BE UNABLE TO SELL AT OR NEAR ASK PRICES OR AT ALL IF YOU NEED TO LIQUIDATE YOUR SHARES.

The shares of our common stock may be thinly traded. We are a small company which is relatively unknown to stock analysts, stock brokers, institutional stockholders and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of any of our securities until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our securities is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on Securities price. We cannot give you any assurance that a broader or more active public trading market for our common securities will develop or be sustained, or that any trading levels will be sustained. Due to these conditions, we can give stockholders no assurance that they will be able to sell their shares at or near ask prices or at all if they need money or otherwise desire to liquidate their securities.

THE REGULATION OF PENNY STOCKS BY SEC AND FINRA MAY DISCOURAGE THE TRADABILITY OF OUR SECURITIES.

We are a “penny stock” company. None of our securities currently trade in any market and, if ever available for trading, will be subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase “accredited investors” means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse’s income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Effectively, this discourages broker-dealers from executing trades in penny stocks. Consequently, the rule will affect the ability of purchasers in this offering to sell their securities in any market that might develop therefore because it imposes additional regulatory burdens on penny stock transactions.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate “penny stocks”. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. Because our securities constitute “penny stocks” within the meaning of the rules, the rules would apply to us and to our securities. The rules will further affect the ability of owners of shares to sell our securities in any market that might develop for them because it imposes additional regulatory burdens on penny stock transactions.

Shareholders should be aware that, according to the Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired consequent

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investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Inventory in penny stocks have limited remedies in the event of violations of penny stock rules. While the courts are always available to seek remedies for fraud against us, most, if not all, brokerages require their customers to sign mandatory arbitration agreements in conjunction with opening trading accounts. Such arbitration may be through an independent arbiter. Investors may file a complaint with FINRA against the broker allegedly at fault, and FINRA may be the arbiter, under FINRA rules. Arbitration rules generally limit discovery and provide more expedient adjudication, but also provide limited remedies in damages, usually only the actual economic loss in the account. Investors should understand that if a fraud case is filed against a company in the courts it may be vigorously defended and may take years and great legal expenses and costs to pursue, which may not be economically feasible for small investors.

That absent arbitration agreements, specific legal remedies available to investors of penny stocks include the following:

If a penny stock is sold to the investor in violation of the requirements listed above, or other federal or state securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

If a penny stock is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

The fact that we are a penny stock company will cause many brokers to refuse to handle transactions in the stocks, and may discourage trading activity and volume, or result in wide disparities between bid and ask prices. These may cause investors significant illiquidity of the stock at a price at which they may wish to sell or in the opportunity to complete a sale. Investors will have no effective legal remedies for these illiquidity issues.

WE WILL PAY NO DIVIDENDS IN THE FORESEEABLE FUTURE.

We have not paid dividends on our common stock and do not anticipate paying such dividends in the foreseeable future. Our Series F Preferred Stock has a limited dividend payable in cash to satisfy the Preference.

RULE 144 SALES IN THE FUTURE MAY HAVE A DEPRESSIVE EFFECT ON OUR STOCK PRICE.

All of the outstanding shares of common stock held by our present officers, directors, and affiliate stockholders are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted Shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for six months, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of a company’s outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the sale. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the owner has held the restricted securities for a period of six months. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to subsequent registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

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ANY SALES OF OUR COMMON STOCK, IF IN SIGNIFICANT AMOUNTS, ARE LIKELY TO DEPRESS THE FUTURE MARKET PRICE OF OUR SECURITIES.

Assuming all of the shares of common stock held by the selling security holders registered hereby are sold, we would have 16,158,783 new shares that are freely tradable and therefore available for sale, in market or private transactions.

Unrestricted sales of 16,158,783 shares of stock by our selling stockholders could have a huge negative impact on our share price, and the market for our shares.

OUR STOCKHOLDERS MAY SUFFER FUTURE DILUTION DUE TO ISSUANCES OF SHARES FOR VARIOUS CONSIDERATIONS IN THE FUTURE.

There may be substantial dilution to our stockholders as a result of future decisions of the Board to issue shares without shareholder approval for cash, services, or acquisitions.

ANY NEW POTENTIAL INVESTORS WILL SUFFER A DISPROPORTIONATE RISK AND THERE WILL BE IMMEDIATE DILUTION OF EXISTING INVESTORS” INVESTMENTS.

Our present shareholders have acquired their securities at a cost significantly less than that which the investors purchasing pursuant to shares will pay for their stock holdings or at which future purchasers in the market may pay. Therefore, any new potential investors will bear most of the risk of loss.

WE ANTICIPATE TARIFFS WILL SIGNIFICANTLY IMPACT OUR BUSINESS

We anticipate that tariffs will significantly impact our pricing and availability for around 30% of our products. This challenge will not only affect us but will also pose equal difficulties for our vendors, suppliers, and ultimately our customers.

The threat of a recession, inflation, and other economic impacts may reduce the potential client base on which we rely.

WE CAN ISSUE SHARES OF PREFERRED STOCK WITHOUT SHAREHOLDER APPROVAL, WHICH COULD ADVERSELY AFFECT THE RIGHTS OF COMMON SHAREHOLDERS.

Our Articles of Incorporation permit our Board of Directors to establish the rights, privileges, preferences and restrictions, including voting rights, of future series of stock and to issue such stock without approval from our shareholders. The rights of holders of common stock may suffer as a result of the rights granted to holders of preferred stock that may be issued in the future. In addition, we could issue preferred stock to prevent a change in control of our Company, depriving common shareholders of an opportunity to sell their stock at a price in excess of the prevailing market price.

WE WILL BECOME A REPORTING COMPANY UPON THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT.

We will become subject to the reporting requirements under the Securities and Exchange Act of 1934, Section 13a, after the effectiveness of this offering, pursuant to Section 15d of the Securities Act and we intend to be registered under Section 12(g). As a result, shareholders will have access to the information required to be reported by publicly held companies under the Exchange Act and the regulations thereunder. As a result, we will be subject to legal and accounting expenses that private companies are not subject to and this could affect our ability to generate operating income.

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ITEM 4. USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares being registered on behalf of our selling shareholders.

We may raise additional funds through a placement of shares of our common stock. At this time, there is no committed source for such funds, and we cannot give any assurances of being able to raise such funds. We will require additional funds to carry out our business plan. The availability and terms of any future financing will depend on market and other conditions.

ITEM 5. DETERMINATION OF OFFERING PRICE

Our selling shareholders plan to sell common shares at market prices for so long as our Company may be quoted on OTCQB and as the market may dictate from time to time. There is no current market for the common stock, and our Company intends to complete an OTCQB application upon effectiveness of the Registration Statement.

Title	Price Per Share
Common Stock	$1.00

If we obtain OTCQB approval for our common stock, our security holders may sell their securities at market prices or at any price in privately negotiated transactions.

As of February 4, 2026 , there were 22, 533 ,783 shares of common stock issued and outstanding . 110,000 shares of Series A Preferred Shares that automatically convert ed to common shares upon this original Registration filing on September 30, 2025 are included in the above total .

The market share price likely bears no relationship to any criteria of goodwill value, asset value, market price or any other measure of value.

ITEM 6. DILUTION

The following table sets forth with respect to existing shares being offered and under this registration, the number of our shares of common stock offered by shareholders, the percentage ownership of such shares, and net tangible book value per share. All percentages are computed based upon cumulative shares and consideration assuming sale of all shares in the line item.

	Shares being offered for resale		Net tangible book value
	Number	Percent (1)	/Share (2)
Shares of Common Stock by Existing Selling Shareholders	16,158,783	100%	$0.079

__________

(1)	Percentage relates to total percentage of shares to be registered for existing shareholders.
(2)	Based upon net tangible book value at December 31, 2024, fully diluted.

The common stock to be sold by the selling shareholders as provided in the “Selling Security Holders” section is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

“Net tangible book value” is the amount that results from subtracting the total liabilities and intangible assets from the total assets of an entity. Dilution occurs because we determined the offering price based on factors other than those used in computing book value of our stock. Dilution exists because the net tangible book value of shares held by existing stockholders is lower than the offering price offered to resale investors.

As of December 31, 2024 and December 31, 2023, the net tangible book value of our stock was $0.078 and $0.077 per share, respectively.

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ITEM 7. SELLING SECURITY HOLDERS

The common shares being offered for resale by the selling security holders and consist of 16,158,783 shares of our common stock.

The selling shareholders obtained their shares of our stock in the following transactions:

Number of Shares	Original Consideration	Issue Price Per Share
22, 42 3,783 and 110,000 *	Private Placements, Private Purchases, Services and Cash	Variable from $0.001 to $2.50

* 110,000 of Series A Preferred Stock which automatically convert ed to common stock (110,000 shares) upon the filing of this Registration Statement for a total of 22, 533 ,783.

Other than the stock transactions discussed above, we have not entered into any transaction nor are there any proposed transactions in which any founder, director, executive officer, significant shareholder of our company or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

No person who may, in the future, be considered a promoter of this offering, will receive or expect to receive assets, services or other considerations from us except those persons who are our salaried employees or directors. No assets will be, nor expected to be, acquired from any promoter on behalf of us. We have not entered into any agreements that require disclosure to the shareholders.

(a)	All of the securities listed below are being registered for resale in this Registration Statement.

Name	Common Shares to be registered for resale	% Owned before Offering (1)	Shares owned after Offering	% owned after Offering (5)

Alan M. Fisher	137,971	<1%	0	0%
Alan M. Fisher IRA #32798 IRA Resources, Custodian	54,200	<1%	0	0%
Alan W. Kaplin & Marcia S. Kaplin	392,000	1.74%	0	0%
Albert Goodis	10,000	<1%	0	0%
Albert Goodis Rev Living Trust	114,750	<1%	0	0%
Albert Sanchez	10,000	<1%	0	0%
Alexander Montanarella	30,000	<1%	0	0%
Allan Clyde Sollows	63,100	<1%	0	0%
Allen B Nelson #21105 IRA Resources, Custodian	79,600	<1%	0	0%
Allen Nelson	36,500	<1%	0	0%
Amber Benson and Robert Walker, TTWROS	124,400	<1%	0	0%
Amber Benson IRA #35-21546 IRA Resources, Custodian	50,000	<1%	0	0%
Anastasia Wright	134,000	<1%	0	0%
Anethea Chavez	10,000	<1%	0	0%
Ann T. McElligott	172,901	<1%	0	0%
Arden A Akland	48,890	<1%	0	0%

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Name	Common Shares to be registered for resale	% Owned before Offering (1)	Shares owned after Offering	% owned after Offering (5)
Arnold Living Trust Dated October 15, 1980 (3)	7,000	<1%	0	0%
Arnold E. Victor	50,000	<1%	0	0%
Arnold Victor Equity Trust IRA	30,000	<1%	0	0%
Barbara Buck	2,750	<1%	0	0%
Barbara J. Rippley Revocable Trust date June 29, 1994 (3)	29,500	<1%	0	0%
Barbara R. Buck aka Barbro R. Buck Trust dated May 29, 2006 (3)	12,000	<1%	0	0%
Barbara Savalick	19,250	<1%	0	0%
Bradford G Lampshire	44,672	<1%	0	0%
Buddy Guy	10,000	<1%	0	0%
Carol Ann Nelson IRA Resources IRA 35-21874	97,000	<1%	0	0%
Catherine Wilkinson (2)	90,000	<1%	0	0%
Chester Wright III and Viktoriya Wright (2)(6)	1,500,000	35.48%	5,720,000	25.38%
Chester Wright Jr. and/or Agnes Wright	534,000	2.37%	0	0%
Chris Ragaisis	7,458	<1%	0	0%
Christa Schacht	20,000	<1%	0	0%
Cindy L McIntoch Revocable Trust Dated September 26,2018 (3)	27,750	<1%	0	0%
Claire Maya	20,000	<1%	0	0%
Clayton Hirsch	73,200	<1%	0	0%
Daniel Braisted	1,000	<1%	0	0%
Daniel Dean	40,000	<1%	0	0%
Daniel Yoshpe	82,866	<1%	0	0%
Darrell Christian	12,000	<1%	0	0%
David Branger	15,938	<1%	0	0%
David Braylyan	50,000	<1%	0	0%
David Chinuge	209,000	<1%	0	0%
David Jacks	10,000	<1%	0	0%
David Yuska	6,000	<1%	0	0%
David Zaccaria	160,100	<1%	0	0%
Debra Pascoe	24,184	<1%	0	0%
Dennis J. Najarian	333,515	1.48%	0	0%
Dominc Illiano	25,000	<1%	0	0%
Donald Doonan	11,225	<1%	0	0%
Donald Sauve	253,250	1.12%	0	0%
Donna Arnold	36,000	<1%	0	0%
E. Elaine Schuster	30,000	<1%	0	0%
Edmund Russek	89,500	<1%	0	0%

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Name	Common Shares to be registered for resale	% Owned before Offering (1)	Shares owned after Offering	% owned after Offering (5)
Eleanore H Schwartz	33,667	<1%	0	0%
Ethan Gologor	601,112	2.67%	0	0%
Evelyn H. Nakamura	72,200	<1%	0	0%
Fay Ashely & Allan Sollows	6,250	<1%	0	0%
Fenner Family Trust (3)	88,400	<1%	0	0%
Finnila Family Trust (3)	5,680	<1%	0	0%
Frank Campolo	9,750	<1%	0	0%
Frank Campolo IRA RESOURCES IRA 35-36497	15,250	<1%	0	0%
Frank Li	25,000	<1%	0	0%
Gary Alan Gusewitch #21423 IRA Resources, Custodian	116,000	<1%	0	0%
Gary Alan Gusewitch #35-35126 IRA Resources, Custodian	42,600	<1%	0	0%
Gary Michael Taylor IRA #182292 Equity Trust	26,922	<1%	0	0%
Georgina Adams IRA #183477 Equity Trust	7,250	<1%	0	0%
Gerald C Morehouse Jr.	100,000	<1%	0	0%
Gerald W. Simonson	24,500	<1%	0	0%
Gilbert Engen	261,816	1.16%	0	0%
Gilbert Engen and Dona Engen	129,750	<1%	0	0%
Glen Fedyna & Kathy Fedyna	14,500	<1%	0	0%
Glennon Zelch	30,629	<1%	0	0%
H Eugene Swantz Jr	20,000	<1%	0	0%
Harger Loving Trust (3)	86,500	<1%	0	0%
Harry S. Katz	9,940	<1%	0	0%
Helen F. Grim	22,717	<1%	0	0%
Herb Henderson	40,000	<1%	0	0%
Herbert J Smith and Pamela M Smith	48,750	<1%	0	0%
Hirota Family Trust Dtd Aug 2008 (3)	30,000	<1%	0	0%
Hunt B Wagstaff	103,667	<1%	0	0%
Jack E. Janne IRA 181353 (3)	146,500	<1%	0	0%
James A Villanueva	20,000	<1%	0	0%
James Bradford	10,000	<1%	0	0%
James Ciminelli	61,000	<1%	0	0%
James Cody	6,000	<1%	0	0%
James H Stansberry	126,625	<1%	0	0%
James Michael Clancy	31,200	<1%	0	0%
James Michael Clancy IRA #13637-11	8,500	<1%	0	0%
James N. Bradford #34303 IRA Resources, Custodian	64,200	<1%	0	0%

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Name	Common Shares to be registered for resale	% Owned before Offering (1)	Shares owned after Offering	% owned after Offering (5)
James or Ann Johnston	14,200	<1%	0	0%
James Rankin	12,000	<1%	0	0%
James Roy	136,000	<1%	0	0%
Janne Family Trust dated May 12, 2004 (3)	68,400	<1%	0	0%
Jean S Weasner	128,486	<1%	0	0%
Jeanine S Loose Trust (3)	14,629	<1%	0	0%
Jeanne E Tracy	105,000	<1%	0	0%
Jennifer Wright	134,000	<1%	0	0%
Jerry Willis	7,437	<1%	0	0%
Joan Edwards - GMP Securities LP	22,717	<1%	0	0%
Johanna Hirota	20,000	<1%	0	0%
John A Hoffman	40,000	<1%	0	0%
John Irvine	36,000	<1%	0	0%
John H. Johnson	24,183	<1%	0	0%
Judith H. Johnson	24,183	<1%	0	0%
Justin Jones	10,000	<1%	0	0%
Kara K.L. Costanza	4,125	<1%	0	0%
Katrina Kennedy	5,000	<1%	0	0%
Kenneth B Kaplin	45,000	<1%	0	0%
Kenneth Dorn	70,000	<1%	0	0%
Lawrence R. Chasson	2,500	<1%	0	0%
Lawrence R. Chasson #35-34900 IRA Resources, Custodian	20,200	<1%	0	0%
Lee C. Menicucci	14,200	<1%	0	0%
Lee Piette	120,000	<1%	0	0%
Leo A McCrory	50,000	<1%	0	0%
Leo Bailleaux Lucy Ling Bailieaux	19,250	<1%	0	0%
Leo Gillies	24,200	<1%	0	0%
Leonie and John Bowers	14,200	<1%	0	0%
Lloyd P. Rutherford	15,000	<1%	0	0%
Lynda Morelli	7,459	<1%	0	0%
Marian D Heiser	77,852	<1%	0	0%
Marie T Taylor	7,250	<1%	0	0%
Marilyn Doerter	9,250	<1%	0	0%
Mark Pickenheim	460,375	2.04%	0	0%
Mark Pickenheim A/C 178713	159,550	<1%	0	0%
Mark Pickenheim A/C 184112	36,250	<1%	0	0%
Mark Pickenheim Roth IRA 2003688	60,000	<1%	0	0%
Mark Zalan	45,000	<1%	0	0%
Mary A Grant	2,217	<1%	0	0%

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Name	Common Shares to be registered for resale	% Owned before Offering (1)	Shares owned after Offering	% owned after Offering (5)
Mary Grant IRA #183789 Equity Trust	21,322	<1%	0	0%
Mary Lynne Hawthorne Irrevocable Trust (3)	44,000	<1%	0	0%
Masuen Family Living Trust 4/8/1991 (3)	28,000	<1%	0	0%
Maves Family Legacy Trust FBO Scott Maves 32-6487620 (3)	12,818	<1%	0	0%
Maves Family Charitable Lead Annuity (3)	18,564	<1%	0	0%
Maves Family Legacy Trust FBO Robert Maves 32-6484621 (3)	12,818	<1%	0	0%
Mayra Sanchez	45,000	<1%	0	0%
Melissa Najera	125,000	<1%	0	0%
Melody David	44,000	<1%	0	0%
Michael Fernandez	10,000	<1%	0	0%
Michael Giles	60,000	<1%	0	0%
Michael R. Giles #35-34973 IRA Resources, Custodian	33,880	<1%	0	0%
Michael Tompkins	81,100	<1%	0	0%
Michelle Place	190,000	<1%	0	0%
Mike Hafeman	14,400	<1%	0	0%
Mike Kinney and Karin Kinney	9,375	<1%	0	0%
Naco Construction Inc. PSP (3)	120,000	<1%	0	0%
Neil Rasmussen	45,000	<1%	0	0%
Nelson W. Townes Jr.	10,000	<1%	0	0%
Nicholas Benson	206,600	<1%	0	0%
Pamela B Kalczyk (7)	40,000	<1%	0	0%
Patrick E Greco 35-34846 IRA Resources, Custodian	20,000	<1%	0	0%
Patrick E. Greco	40,000	<1%	0	0%
Patrick Kearns	30,000	<1%	0	0%
Patti Survivor's Trust dated 11/5 92 (3)	7,000	<1%	0	0%
Paul David DeLancey	20,000	<1%	0	0%
Ping Wen Ben Chu Equity Trust IRA #182786	72,500	<1%	0	0%
R. F. Levine	6,876	<1%	0	0%
Rafael Rivera	20,000	<1%	0	0%
Raffi King	35,500	<1%	0	0%
Reuben Lange	24,625	<1%	0	0%
Richard A and Annamarie F Langlie	6,000	<1%	0	0%
Richard B Long and Patricia K Long	28,400	<1%	0	0%
Richard B. Long	28,400	<1%	0	0%
Richard L. Hand and Lois M. Hand	24,200	<1%	0	0%

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Name	Common Shares to be registered for resale	% Owned before Offering (1)	Shares owned after Offering	% owned after Offering (5)
Richard Langlie	7,250	<1%	0	0%
Richard Reining	288,236	1.28%	0	0%
Rising Eagle LLC (3)	43,125	<1%	0	0%
Rita Gertrude Reggio Trust DTD 090700 - Rita G. Reggio Trustee	9,750	<1%	0	0%
Robert Dettle	36,000	<1%	0	0%
Robert Dobling (7)	310,000	1.38%	0	0%
Robert Kramer Jr.	30,000	<1%	0	0%
Robert L Armstrong	15,000	<1%	0	0%
Robert L Bush	20,000	<1%	0	0%
Robert L Dobling Equity Trust IRA #151621	60,000	<1%	0	0%
Robert Sieman	8,534	<1%	0	0%
Rodger L. Maechtlen Revocable Trust dated May 1, 1996 (3)	287,680	1.28%	0	0%
Rodger Maechtlen	14,500	<1%	0	0%
Roger Kallstrom	24,000	<1%	0	0%
Roger Max Hoover	23,350	<1%	0	0%
Roman Antonov	80,000	<1%	0	0%
Ronald Haffner	20,875	<1%	0	0%
Ronald Morris	14,200	<1%	0	0%
Ronald Morris #33928 IRA Resources, Custodian	28,400	<1%	0	0%
Rosalyn Dullerud	9,004	<1%	0	0%
Rosey-King Enterprises, Inc. (3)	29,000	<1%	0	0%
Samantha Ragaisis	7,458	<1%	0	0%
Sandra Emon	60,000	<1%	0	0%
Spencer Fisher (2)	250,000	4.50%	765,000	3.39%
Stacy S. Giles IRA Resources #35-34972	15,360	<1%	0	0%
Stan Zborovski	24,000	<1%	0	0%
Steve Sadler	16,000	<1%	0	0%
Stock Family Trust (3)	90,000	<1%	0	0%
Swantz Trust Revocable Trust dated January 7, 1977 (3)	242,925	1.08%	0	0%
The Duignan Family Trust (3)	120,000	<1%	0	0%
The Fish Campa LLC (3)	27,500	<1%	0	0%
Thomas Price	131,500	<1%	0	0%
Timothy Germany	14,200	<1%	0	0%
Timothy Sandoval	60,000	<1%	0	0%
Thomas H. Pringle	40,000	<1%	0	0%
Vasily Zolotow	100,000	<1%	0	0%

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Name	Common Shares to be registered for resale	% Owned before Offering (1)	Shares owned after Offering	% owned after Offering (5)
Victor Pankey Living Trust (3)	464,650	2.06%	0	0%
Virgil Wigley	80,000	<1%	0	0%
Walter Pagels	12,000	<1%	0	0%
Wayne R. Hierseman Living Trust (3)	74,050	<1%	0	0%
White Oak Profit Sharing (3)	61,000	<1%	0	0%
William Boccheciamp	10,000	<1%	0	0%
William Bolt	10,000	<1%	0	0%
William J Masuen	10,000	<1%	0	0%
Yurly Boguslavsky	50,000	<1%	0	0%
Zalan Family Living Trust (2)	1,300,000	5.77%	0	0%
Zergiebel Trust (3)	28,400	<1%	0	0%
Zifchock Love Irrev. Wealth Trust (2)(3)	20,000	<1%	0	0%
GRAND TOTAL (4)	16,158,783	71.71%	6,485,000	28.77%

____________

(1)	Based upon 22, 533 ,783 shares of common stock issued and outstanding. 110,000 Series A Preferred Convertible for 110,000 common shares are included in the total shares of common stock. 163,724 Series F Preferred for zero common shares are not included in the total shares of common stock as they have no conversion feature.
(2)	Officer and/or director of our Company, or an affiliated entity or spouse of officer/director and therefore deemed beneficially owned by officer/director.
(3)	The individuals have voting control for the entities noted in the list below (b).
(4)	We are registering a total of 1,840,000 shares of common stock in which our officers/directors and control shareholders are considered to have beneficial ownership.
(5)	Assumes resale of all shares registered for resale.
(6)	The % owned after offering has been shown as aggregated due to joint beneficial ownership of Wrights.
(7)	110,000 common shares issued in conversion of Series A Preferred which convert ed upon the filing of this registration statement.

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(b) The table below shows the person with voting control for the entities listed in (a) above.

Name of the Entity	Person With Voting Control	Number of Common Shares Being Registered	Affiliate of Company?
Arnold Living Trust Dated October 15, 1980	Donna Arnold	57,000	No
Barbara J. Rippley Revocable Trust date June 29, 1994	Barbara J Rippley	29,500	No
Barbara R. Buck aka Barbro R. Buck Trust dated May 29, 2006	Barbara R. Buck	12,000	No
Cindy L McIntoch Revocable Trust Dated September 26,2018	Cindy L McIntoch	27,750	No
Fenner Family Trust	Brian Fenner	88,400	No
Finnila Family Trust		5,680	No
Harger Loving Trust	Warren Harger	36,500	No
Hirota Family Trust Dtd Aug 2008	Johanna Hirota	30,000	No
Janne Family Trust dated May 12, 2004	Jack Janne	68,400	No
Jeanine S Loose Trust	Jeanine S Loose	14,629	No
Mary Lynne Hawthorne Irrevocable Trust	Lyn Hawthorne	44,000	No
Masuen Family Living Trust 4/8/1991	William J Masuen and Marilyn S. Masuen	28,000	No
Maves Family Legacy Trust 32-6487620	Jeffrey Rostad, Bremer	12,818	No
Maves Family Charitable Lead Annuity	Jeffrey Rostad, Bremer	18,564	No
Maves Family Legacy Trust 32-6484621	Jeffrey Rostad, Bremer	12,818	No
Naco Construction Inc. PSP	Nate Stock	120,000	No
Patti Survivor's Trust dated 11/5 92	Adam Nach	7,000	No
Rising Eagle LLC	Adam Suggs	43,125	No
Rodger L. Maechtlen Revocable Trust dated May 1, 1996	Rodger Maechtlen	287,680	No
Rosey-King Enterprises, Inc.	Roosevelt Freeman	29,000	No
Stock Family Trust	Nate Stock	90,000	No
Swantz Trust Revocable Trust dated January 7, 1977	Jennifer Stokum	242,925	No
The Duignan Family Trust	Eileen Hepp	120,000	No
The Fish Campa LLC	Larry Campa	27,500	No
Victor Pankey Living Trust	Victor Pankey	464,650	No
Wayne R. Hierseman Living Trust	David Hierseman	8,000	No
White Oak Profit Sharing	Gary Gusewitch	61,000	No
Zalan Family Living Trust	Elaina Zalan	1,300,000	No
Zergiebel Trust	Charles Zergiebel	28,400	No
Zifchock Love Irrev. Wealth Trust	James Zifchockand Patricia Love	20,000	No

________

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ITEM 8. PLAN OF DISTRIBUTION

Upon effectiveness of this registration statement, of which this prospectus is a part, if our shares are approved for quotation on the OTCQB our security holders may sell their securities at market prices or at any price in privately negotiated. Until the shares are quoted on the OTCQB, the shares may only be sold at the price of $1.00 per share in any transaction.

The selling shareholders are not paying any of the offering expenses and we will not receive any of the proceeds from the sale of the shares by the selling shareholders.

The selling shareholders may, from time to time, sell all or a portion of the shares beneficially owned by them and offered hereby directly or through one or more underwriters, broker-dealers, or agents. These sales may be made on any national securities exchange or quotation service on which our shares may be listed or quoted at the time of sale, in the over-the-counter market, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such market prices, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales, hedging transactions, or derivatives;
•	a combination of any of these methods of sale; or
•	any other method permitted by law.

Broker-dealers engaged by the selling shareholders may receive commissions, discounts, or concessions from the selling shareholders (and, if they act as agent for the purchaser of shares, from such purchaser). Broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with sales of the shares.

ITEM 9. DESCRIPTION OF SECURITIES

The securities being registered and/or offered by this Prospectus are common shares.

Common Stock

The Company is presently authorized to issue one hundred ninety million (190,000,000) shares of its $0.001 par value common shares. A total of 22, 533 ,783 common shares are deemed issued and outstanding as of February 4, 2026 . At December 31, 2024 and 2023, there were a total of 22,423,783 and 22,423,783 shares of common stock issued and outstanding, respectively.

All shares, when issued, will be fully paid and non-assessable. All shares are equal to each other with respect to voting, liquidation, and dividend rights. Special Stockholders' meetings may be called by the Officers or Directors, or upon the request of holders of at least one-fifth (1/5th) of the outstanding shares. Holders of shares are entitled to one vote at any Stockholders' meeting for each share they own as of the record date set by the Board of Directors. There is no quorum requirement for Stockholders’ meetings. Therefore, a vote of the majority of the shares represented at a meeting will govern even if this is substantially less than a majority of the shares outstanding. Holders of shares are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore, and upon liquidation are entitled to participate pro rata in a distribution of assets available for such a distribution to Stockholders. There are no conversion, pre-emptive or other subscription rights or privileges with respect to any shares. Reference is made to the Company's Articles of Incorporation and its By-Laws as well as to the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of shares. It should be noted that the Board of Directors without notice to the Stockholders may amend the By-Laws. The shares

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of the Company do not have cumulative voting rights, which mean that the holders of more than fifty percent (50%) of the shares voting for election of Directors may elect all the Directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than fifty percent (50%) of the shares voting for election of Directors may not be able to elect any Director.

Preferred Stock

The Company is presently authorized to issue Ten Million (10,000,000) shares of its $0.001 par value Preferred Stock. A total of 110,000 shares are designated Series A Preferred shares and, as of February 4, 2026, zero shares are issued and outstanding. A total of 163,724 shares are designated Series F Preferred shares and, as of February 4, 2026 , 163,724 are issued and outstanding.

Series A Preferred Stock

Prior to September 30, 2025 when the original Form S-1 was filed with the Securities and Exchange Commission, 110,000 shares of Series A Preferred Stock was issued and outstanding. Those 110,000 shares of Series A Preferred Stock automatically convert ed to common stock when the Company file d the registration statement with the SEC.

Series F Preferred Stock

Series F Preferred stockholders will receive a prorated share of 4% of the revenue from the Company's IP products to a maximum amount equal to the investment made, which is represented by dividend payable amount recorded. Current IP products are Buffalo Eraser Sponge, FitBoxr/FitBodi, and the newest Smack-Out. (Buffaloclean.com, Fitboxr.com, Fitbodi.com, Smack-out.com)

Transfer Agent

The transfer agent and registrar for our common stock is Mountain Share Transfer, LLC. The transfer agent’s address is 2030 Powers Ferry Road SE., Suite 212, Atlanta, GA 30339, and its telephone number is 404-474-3110.

ITEM 10. INTEREST OF NAMED EXPERTS AND COUNSEL

Except as set forth at the end of this paragraph, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the Registrant or any of its parents or subsidiaries. Nor was any such person connected with the Registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, Director, officer, or employee.

ITEM 11. INFORMATION WITH RESPECT TO THE REGISTRANT

DESCRIPTION OF BUSINESS

BUSINESS SUMMARY

This prospectus contains various forward-looking statements that are based on our beliefs as well as assumptions made by and information currently available to us. When used in this prospectus, the words "believe," "expect," "anticipate," "estimate," and similar expressions are intended to identify forward-looking statements. These statements may include statements regarding seeking business opportunities, payment of operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

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In this prospectus, unless the context requires otherwise, references to “we,” “our,” or “us,” “Company,” “Global Industry,” or “GIP” refer to Global Industry Products, Corp.

Company Overview and History

On March 2, 2009, the Company was incorporated in the State of Nevada with corporate operations located in Las Vegas, Nevada.

We are and have been since inception in 2009 a distributor and manufacturer of goods to casinos, and retailers and redistributors. Our products include paper rolls, restaurant supplies, janitorial/bathroom supplies, liners and gloves, ribbons, toners and inks.

Current Business

Approximately 45% of our sales come from our Patriot Paper brand, which features products proudly made in the USA. Additionally, 25% of our sales are generated from other product lines that also originate from American manufacturing. The food service industry and hospitality industry rely heavily on Chinese products. We anticipate that tariffs will significantly impact our pricing and availability for around 30% of our products. This challenge will not only affect us but will also pose equal difficulties for our vendors, suppliers, and ultimately our customers.

GIP relies on 3 to 4 vendors for nearly every product line, sourcing imports from various countries. While pricing may not pose an immediate threat to GIP's sales—since all suppliers face similar difficulties—the true challenge will likely be product availability. Vendors may become hesitant to maintain stock on goods that risk substantial value fluctuation with little warning. Consequently, end users may find themselves anxious about securing essential products.

However, this situation could present GIP with new opportunities, as we strive to assist our clients in navigating these uncertainties and securing the products they need. End users are understandably anxious about securing the necessary products that meet their needs. This concern presents a significant opportunity for GIP to expand its future prospects. By allowing end users to diversify their approved vendor lists, they can effectively hedge against potential product shortages and unavailability. This expansion not only enhances the resilience of their supply chains but also empowers GIP to position itself as a reliable partner in navigating the complexities of product procurement.

We primarily operate in Nevada but also have national accounts, such as Dollar General. Our intellectual products include the Buffalo Eraser Sponge, which was previously sold on the Home Shopping Network and Walmart before the COVID-19 pandemic; we are currently working to reintroduce it to these retailers. Additionally, our FitBoxr product is sold nationally through FitBoxr.com, FitBodi.com, and Amazon. We have also secured a contract for our Smack-Out product with an international distributor for sales in Europe and China, and we are in the process of establishing distributors for North America as well. Both the FitBoxr and Smack-Out products benefit from international patents, highlighting our commitment to innovation and market reach.

Global Industry Products, Corp. serves as a distributor in the non-durable goods sector. With a robust distribution division, GIP specializes in a variety of essential products, including disposable janitorial and sanitation items, food service supplies, money handling equipment, and office necessities, catering to both local and national markets. In addition to its general offerings, GIP plays a significant role in the casino industry by supplying wholesale products such as thermal receipt paper, cups, straws, trash liners, and other crucial items.

Furthermore, GIP has established a national presence by supplying products under contract to major retailers like Dollar General, showcasing its commitment to quality and service across diverse markets. Through its innovative approach and wide-ranging product offerings, GIP continues to meet the evolving needs of its customers while maintaining a strong foothold in the industry.

Operating under the trade name Vegas Retail Supply, GIP serves a diverse range of local non-casino businesses in Las Vegas. With a strong focus on quality and innovation, GIP has successfully developed several private label brands, notably “Patriot Paper,” which specializes in providing high-quality, US made, receipt paper rolls. This strategic move has positioned GIP as the largest independent distributor of receipt paper in the Las Vegas market, allowing the

26

company to cater effectively to the unique needs of various local enterprises. By prioritizing customer satisfaction and offering reliable products, GIP continues to strengthen its foothold in the competitive retail supply landscape of the city.

The GIP New Products Division has successfully leveraged its intellectual property skills to develop innovative products that transform everyday tasks. One standout creation is the Buffalo Eraser Sponge, a durable cleaning sponge designed to minimize the use of harsh chemicals while delivering impressive cleaning results. Before the COVID-19 pandemic, this exceptional product garnered attention on the Home Shopping Network, showcasing its effectiveness to a broad audience. Another remarkable offering from GIP is the FitBoxr (FitBodi) exercise tool, an internationally patented device that ensures users maintain correct body posture during a comprehensive upper body workout.

The latest invention, the internationally patented “Smack-Out” game, is set to revolutionize family game nights. Designed for two players, this thrilling new game promises endless fun and friendly competition, catering to players of all ages. With its unique blend of excitement and entertainment, “Smack-Out” is destined to become a favorite among families and friends alike. The game’s design was finalized by GIP at the end of 2024, showcasing innovative features that enhance the gaming experience. To further amplify its reach, GIP has signed a multi-year distribution license with a well-established game manufacturer and distributor, targeting the lucrative European and Chinese markets.

27

The following brands are owned by Global Industry Products, Corp.:

Logo	Business Description	Brand Inception Date	Ownership
	A division of Global Industry Products (GIP), sales office supplies and other non-durable goods to customers in the Las Vegas marketplace. The website is www.VegasRetailSupply.com.	2010	100%

	Complete line of branded paper roll products. Serving all of USA and Canada. Patriot paper logo is a pending registered Trademark. The website is www.PatriotPaperProducts.com.	2019	100%

	Sous Chef is a source for the Food Service professionals for quality disposable products. Currently branding beverage napkins, plastic cups and straws. Sous Chef logo is a pending registered Trademark. The website is www.SousChefProducts.com.	2017	100%

	The Buffalo Eraser Sponge is more powerful, more durable, more effective, more efficient, and more versatile than the Mr. Clean Magic Eraser and lasts more than 10x longer. The Buffalo Eraser Sponge has retailed on Amazon, in Las Vegas area Wal-Marts and was featured on the Home Shopping Network. The Buffalo Clean will continue to expand its line with additional high-quality cleaning products Buffalo Sponge is a registered Trademark. The website is www.BuffaloClean.com.	2017	100%

	Quality line of personal paper products. Current branding of toilet seat covers, toilet tissue and facial tissue. Bellasoft is a pending registered Trademark. The website is www.BellasoftPaper.com.	2014	100%

	Initial branding of gloves, trash liners and safety glasses. The website is www.FlexPlusIndustries.com.	2017	100%

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Logo	Business Description	Brand Inception Date	Ownership
	100% Guaranteed Compatible ribbons, toners and ink cartridges. Complete line of branded products. RTCInk is a pending registered Trademark. The website is www.RTCInk.com.	2016	100%

	Environmentally Necessary ® is a pending registered trademark owned by GIP. Licensing is available for identifying products that everyone should use to support the wellbeing of our planet. Licensing of trademark is offered for no cost during for first year of use subsequent years licensing based on product sales volume. The website is www.EnvironmentallyNecessary.com.	2016	100%

	The FitBoxr is a new portable exercise product where resistance bands are affixed to the harness to perform weight resistance exercises. FitBoxr is patented and has a Registered trademark. Great for young and old. Use it at home, at the office, while traveling or at the gym. The FitBoxr is adjustable to fit and has interchangeable resistance bands for different strength levels. It is sold currently through FitBoxr.com, Amazon and previously sold on Home Shopping Network. The website is www.FitBoxr.com.	2019	100%

	Additional branding of the FitBoxr to include various fitness products with a more general market appeal. Registered Trademark is pending. The website is www.FitBodi.com.	2021	100%

	Fitness training classes, courses and music. The website is www.FitBoxing.com.	2019	100%

	Smack-Out is a new 2025 family fun board game and owned by GIP. Smack-Out has been tested and approved by both children and adults. Pending license for distribution in Asia and Europe is currently being negotiated. Will be distributed by GIP in North America. International patents pending and trademarks pending. The website is www.Smack-Out.com.	2023	100%

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Office Address

Our executive offices are located at 7770 Dean Martin Dr., Ste. 303, Las Vegas, NV 89139 and the telephone number is (800) 662-2296. We maintain a website at www.vegasretailsupply.com, and such website is not incorporated into or a part of this filing.

Corporate Organization Chart

Below is an overview of Global Industry Products, Corp. corporate structure.

GLOBAL INDUSTRY PRODUCTS CORP. (a Nevada corporation)

No Subsidiaries

If we are unable to generate enough revenue to cover our operational costs beginning the first quarter of 2025, we will need to seek additional sources of funds. Currently, we have no committed source for any funds as of date hereof.  No representation is made that any funds will be available when needed. In the event funds cannot be raised if and when needed, we may not be able to carry out our business plan and could fail in business as a result of these uncertainties.

The independent registered public accounting firm’s report on our financial statements as of December 31, 2024, includes a “going concern” explanatory paragraph that describes substantial doubt about our ability to continue as a going concern.

Liquidity and Capital Resource Needs & Plan of Operations

The Company currently has approximately $ 210,871 in cash as of September 30, 2025 for operations. Its capital resource is its common and preferred stock.  As disclosed in the balance sheet, the Company has accumulated losses at the reporting period and limited cash resources. The ability of the Company to continue as a going concern depends upon its ability to develop profitable operations and to continue to raise adequate financing. Management is actively targeting sources of additional financing to provide continuation of the Company’s operations.

In order for the Company to meet its liabilities as they come due and to continue its operations, the Company is solely dependent upon its ability to generate such financing. The Company is actively seeking financing to fully execute the next phase of the Company’s growth initiatives. Any capital raised will be through either a private placement or a convertible debenture and will result in the issuance of common shares from the Company’s authorized capital. The Company believes it can satisfy minimum cash requirements for the next twelve months with either equity financing, convertible debenture or, if needed, loans from shareholders.

The Company intends to seek alternate sources of funding, including but not limited to seeking other debt or equity financing as may be necessary. No sources have been identified for any funding.

COVID-19

In December 2019, COVID-19 emerged and subsequently spread worldwide. The World Health Organization declared COVID-19 a pandemic resulting in federal, state and local governments and private entities mandating various restrictions, including travel restrictions, restrictions on public gatherings, stay at home orders and advisories and quarantining of people who may have been exposed to the virus.

As the COVID-19 pandemic was complex and rapidly evolving, the Company experienced a slowing of our business in 2020-2021.

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INDUSTRY ANALYSIS AND HISTORY

Barriers to Entry in the Products Supply Industry

There is one major barrier to entry into the products supply industry which is capital. We have had limited capital with which to compete in this industry. Many other competitors have been in the business for many years and have very large capital resources and an established reputation. Our impediments have been in addition to lack of capital and lack of equity in our Company upon which to base a capital raise.

Competitive Factors Impacting Our Ability to Gain Market Share

Our competition enjoys advantages which may prevent us from achieving a market share due to our competitors’ known reputations, competent management, and capital resources all of which will impede our abilities to achieve market share.

Competitive Factors in the Industry

Our primary competitors are BradyPlus, Sysco, and Shetakis Wholesalers.

Registrant’s Competitive Position in the Industry

Registrant is a small participant in the products supply industry on a limited regional basis and cannot be expected to obtain a market share on any national basis. Without a large infusion of capital, it will remain a very small participant in the industry.

Historical Track Records

Our Company has a historical track record of operations since 2009 (see “Risk Factors”).

COMPETITION, MARKETS, REGULATION AND TAXATION

Competition

There are a large number of companies and individuals engaged in the software industry; accordingly, there is a high degree of competition. Almost all of the companies and individuals so engaged have substantially greater technical and financial resources than we do.

We are an insignificant participant in the products supply industry. There are many established companies that have significantly greater financial and personnel resources and technical expertise than we have. In view of our limited financial resources and limited management availability, we will continue to be at a significant competitive disadvantage compared to our competitors.

Markets.

Our market is highly competitive and constantly changing. Commercial success is frequently dependent on capital availability, the effectiveness and sufficiency of which are very difficult to predict accurately.

Governmental Regulation.

Federal Regulations.

We are subject to regulations by securities laws as a public Company.

Compliance with Environmental Laws and Regulations.

We are not involved in operations with environmental considerations for our business.

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State Regulations.

Certain states may require that we obtain a Local Business License. We have a Nevada business license. We intend to address this on an as needed basis.

For additional information about these matters, see “Risk Factors.”

LICENSES

None.

TITLE TO PROPERTIES

None.

BACKLOG OF ORDERS

We currently have no backlogs of orders for sales, at this time.

GOVERNMENT CONTRACTS

We have no government contracts.

COMPANY SPONSORED RESEARCH AND DEVELOPMENT

We are not conducting any research.

NUMBER OF PERSONS EMPLOYED

We have six full-time employees and two part-time sub-contractors at this time.

Chester I. Wright, III, CEO CFO and director, works approximately 20 hours per week. Spencer Fisher, President and director, works approximately 40 hours per week and Cathy Wilkinson, Secretary, works up to 17.5 hours per week.

DESCRIPTION OF PROPERTY

DESCRIPTION OF PROPERTIES/ASSETS

(a)	Real Estate.	None.
(b)	Title to properties.	None.
(c)	Patents, Trade Names, Trademarks and Copyrights	*

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* The following brands are owned by Global Industry Products, Corp.:

Logo	Business Description	Brand Inception Date	Ownership
	A division of Global Industry Products (GIP), sales office supplies and other non-durable goods to customers in the Las Vegas marketplace. The website is www.VegasRetailSupply.com.	2010	100%

	Complete line of branded paper roll products. Serving all of USA and Canada. Patriot paper logo is a pending registered Trademark. The website is www.PatriotPaperProducts.com.	2019	100%

	Sous Chef is a source for the Food Service professionals for quality disposable products. Currently branding beverage napkins, plastic cups and straws. Sous Chef logo is a pending registered Trademark. The website is www.SousChefProducts.com.	2017	100%

	The Buffalo Eraser Sponge is more powerful, more durable, more effective, more efficient, and more versatile than the Mr. Clean Magic Eraser and lasts more than 10x longer. The Buffalo Eraser Sponge has retailed on Amazon, in Las Vegas area Wal-Marts and was featured on the Home Shopping Network. The Buffalo Clean will continue to expand its line with additional high-quality cleaning products Buffalo Sponge is a registered Trademark. The website is www.BuffaloClean.com.	2017	100%

	Quality line of personal paper products. Current branding of toilet seat covers, toilet tissue and facial tissue. Bellasoft is a pending registered Trademark. The website is www.BellasoftPaper.com.	2014	100%

	Initial branding of gloves, trash liners and safety glasses. The website is www.FlexPlusIndustries.com.	2017	100%

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Logo	Business Description	Brand Inception Date	Ownership
	100% Guaranteed Compatible ribbons, toners and ink cartridges. Complete line of branded products. RTCInk is a pending registered Trademark. The website is www.RTCInk.com.	2016	100%

	Environmentally Necessary ® is a pending registered trademark owned by GIP. Licensing is available for identifying products that everyone should use to support the wellbeing of our planet. Licensing of trademark is offered for no cost during for first year of use subsequent years licensing based on product sales volume. The website is www.EnvironmentallyNecessary.com.	2016	100%

	The FitBoxr is a new portable exercise product where resistance bands are affixed to the harness to perform weight resistance exercises. FitBoxr is patented and has a Registered trademark. Great for young and old. Use it at home, at the office, while traveling or at the gym. The FitBoxr is adjustable to fit and has interchangeable resistance bands for different strength levels. It is sold currently through FitBoxr.com, Amazon and previously sold on Home Shopping Network. The website is www.FitBoxr.com.	2019	100%

	Additional branding of the FitBoxr to include various fitness products with a more general market appeal. Registered Trademark is pending. The website is www.FitBodi.com.	2021	100%

	Fitness training classes, courses and music. The website is www.FitBoxing.com.	2019	100%

	Smack-Out is a new 2025 family fun board game and owned by GIP. Smack-Out has been tested and approved by both children and adults. Pending license for distribution in Asia and Europe is currently being negotiated. Will be distributed by GIP in North America. International patents pending and trademarks pending. The website is www.Smack-Out.com.	2023	100%

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We do not own any real property but lease an office space. On May 1, 2025, the Company executed a non-cancellable lease in a warehouse complex at a new location at 7770 Dean Martin Dr.; Las Vegas, NV 89139 for a base rent of $16,390, $19,668, $23,437, $23,437 and $23,437 for May 2025, June 2025, July 2025, August 2025 and September 2025, respectively. Base rent will increase to $24,421 beginning on October 1, 2025, with a 4.3% annual increase and initial cams of $4,442. The lease will expire on October 31, 2028.

We believe that substantially all of our property and equipment is in good condition, subject to normal wear and tear, and that our facilities have sufficient capacity to meet the current needs of our business.

LEGAL PROCEEDINGS

We may be subject to various claims and legal actions arising in the ordinary course of business from time to time. We believe that the ultimate resolution of these matters, whether individually or in the aggregate, will not have a material adverse effect on our business, prospects, financial condition and results of operations.

We currently are not involved in any legal proceedings.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Currently there is no public trading market for our stock. We will apply for OTCQB concurrently upon effectiveness of this Registration Statement.

The following table sets forth the high and low bid quotations of our common stock for the periods indicated *:

Fiscal 2025	Low	High
First Quarter – ended March 31, 2025	$0	$0
Second Quarter - ended June 30, 2025	$0	$0
Third Quarter - ended September 30, 2025	$0	$0
Fourth Quarter - ended December 31, 2025	$0	$0
Fiscal 2024	Low	High
First Quarter – ended March 31, 2024	$0	$0
Second Quarter – ended June 30, 2024	$0	$0
Third Quarter – ended September 30, 2024	$0	$0
Fourth Quarter – ended December 31, 2024	$0	$0
Fiscal 2023	Low	High
First Quarter – ended March 31, 2023	$0	$0
Second Quarter – ended June 30, 2023	$0	$0
Third Quarter – ended September 30, 2023	$0	$0
Fourth Quarter – ended December 31, 2023	$0	$0

*Note: There is no trading in our stock since it has never met any quotation requirements.

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Rules Governing Low-price Stocks That May Affect Our Shareholders' Ability to Resell Shares of Our Common Stock

Quotations on the OTC Pink or OTCQB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions. Our common stock will be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the NASDAQ system, provided that the exchange or system provides current price and volume information with respect to transaction in such securities. The additional sales practice and disclosure requirements imposed upon broker-dealers are and may discourage broker-dealers from effecting transactions in our shares which could severely limit the market liquidity of the shares and impede the sale of shares in the secondary market.

The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to make a special suitability determination for the purchaser to receive the purchaser’s written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Holders

As of the filing date of this prospectus, we have approximately 210 shareholders of record of our common stock. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144, a person who has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least 6 months, is entitled to sell shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144.

As of the filing date of this amended prospectus, our shareholders hold 22, 533 ,783 shares of common stock and 163,724 shares of Series F Preferred, of which 16,158,783 common shares may be sold pursuant to this Registration Statement.

Dividends

As of the filing of this prospectus, we have not paid any dividends to shareholders, but Series F Preferred will receive cash as a dividend on 4% of gross sales from two product lines described below. There are no restrictions which would limit our ability to pay dividends on common equity or that are likely to do so in the future. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend; we would not be able to pay our debts as they become due in the usual course of business; or our total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

The Company’s Series A Convertible Preferred Shares have an accrued dividend payable at a rate of 10.5% and will have converted to an equal number of common shares upon filing a registration statement with the Securities and Exchange Commission.

The Company’s Series F Preferred Shares were available exclusively to current shareholders as a set with an equivalent number of common shares. The Series F Preferred Shares are non-voting and share, as a class, in 4% of the gross sales generated from the Company's FitBoxr and Smack-Out product lines until the total dividends paid to this class of shares reach $159,352. As of December 31, 2024, the Company holds an unpaid dividend liability amounting to approximately $158,000, which represents the remaining dividends payable to shareholders of Series F Preferred

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Shares. Once commitments for the unpaid dividends associated with the Series F preferred shares are fulfilled, these preferred shares will be deemed retired.

	Unpaid Dividends	Unpaid Dividends
	2024	2023
Series A Convertible Preferred Shares 10.5%, Voting (converted to common upon filing this Registration Statement)	$99,750	$90,300
Series F Preferred Shares 4%, Non-voting	$157,771	$157,771

_______

Warrants

There are outstanding 1,222,313 Series “C” Warrants that entitle holders to receive, upon exercise, one common share per warrant for $2 per share, 390,680 Series “D” Warrants that entitle holders to receive, upon exercise, one common share per warrant for $3 per share, and 1,125,612 Series “E” Warrants that entitle holders to receive, upon exercise, one common share per warrant for $4 per share. All outstanding warrants expire on October 30, 2026.

The Board of Directors, without further approval of its stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our Common Stock and other series of Preferred Stock then outstanding.

SELECTED FINANCIAL INFORMATION

Not applicable.

SUPPLEMENTARY FINANCIAL INFORMATION

Not applicable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited financial statements and notes thereto included herein. In connection with, and because we desire to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we caution readers regarding certain forward-looking statements in the following discussion and elsewhere in this report and in any other statement made by, or on our behalf, whether or not in future filings with the Securities and Exchange Commission. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on our behalf. We disclaim any obligation to update forward-looking statements.

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PLAN OF OPERATIONS

Our plan of operations for the next 12 months is as follows:

BUDGET FOR EXPENDITURES

	2026 Q1	2026 Q2	2026 Q3	2026 Q4	Total
Costs of goods sold	$645,000	$645,000	$645,000	$645,000	$2,580,000
Marketing	$37,500	$37,500	$37,500	$37,500	$150,000
Miscellaneous Expenses	$170,000	$170,000	$170,000	$170,000	$680,000
Salaries	$108,750	$108,750	$108,750	$108,750	$435,000
Legal and Accounting	$25,000	$25,000	$25,000	$25,000	$100,000
Capital Expenditures	$5,000	$5,000	$5,000	$5,000	$20,000

TOTAL	$991,250	$991,250	$991,250	$991,250	$3,965,000

______

RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help you understand our historical results of operations during the periods presented and our financial condition for the years ended December 31, 2024 and 2023. This MD&A should be read in conjunction with our financial statements as of December 31, 2024 and 2023. See section entitled “Forward-Looking Statements” above.

Based on our financial history since inception, our auditor has expressed substantial doubt as to our ability to continue as a going concern. As reflected in the accompanying financial statements, as of December 31, 2024, we had an accumulated deficit totaling $4,083,573. This raises substantial doubts about our ability to continue as a going concern.

Overview

On March 2, 2009, the Company was incorporated in the State of Nevada with corporate operations located in Las Vegas, Nevada.

We are and have been since inception in 2009 a distributor and manufacturer of goods to casinos, and retailers and redistributors. Our products include paper rolls, restaurant supplies, janitorial/bathroom supplies, liners and gloves, ribbons, toners and inks.

Based on our current cash and cash equivalents reserves of approximately $339,139 as of December 31, 2024 and $ 210,871 as of September 30, 2025, we estimate that we will have cash for an operational budget of approximately six (6) months. If we are unable to generate enough revenue to cover our operational costs, we will need to seek additional sources of funds. Currently, we have no committed source for any funds as of date hereof. No representation is made that any funds will be available when needed. In the event funds cannot be raised if and when needed, we may not be able to carry out our business plan and could fail in business as a result of these uncertainties.

The independent registered public accounting firm’s report on our financial statements as of December 31, 2024, includes a “going concern” explanatory paragraph that describes substantial doubt about our ability to continue as a going concern.

We have estimated $361,000 approximately for each of the upcoming three quarters for operational costs based upon the first two quarters in 2025 which includes legal, accounting, travel, general and administrative, audit, rent, telephones and miscellaneous. In the year ended December 31, 2023, we received funding through a promissory note totaling $40,000 being received from a related party in net cash proceeds. In 2024 and thus far in 2025, we received no proceeds from loans.

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Results of Operations

For the three months ended September 30, 2025 compared to the three months ended September 30, 2024

During the three months ended September 30, 2025, we recognized total revenues of $610,184 compared to the prior period of $793,735. The decrease is largely attributable to revenue focus being lessened during a move to a new warehouse.

Gross profit for the three months ended September 30, 2025 was $182,646 compared to $247,955 for the prior period. The decrease is largely attributable to a sales decrease.

During the three months ended September 30, 2025, we recognized $277,149 in operating expenses compared to $302,318 for the prior period. The change was in large part attributable to reduced sales and costs thereof.

Other Income (Expense) for the three months ended September 30, 2025 was $524 compared to $2,373 for the three months ended September 30, 2024.  Expenses related to moving the Company’s offices and warehouses to a new lease location contributed to the difference.

During the three months ended September 30, 2025, we recognized a net income (loss) of ($93,979) versus a loss of ($51,990) for the prior period. The difference mainly is lower seasonal sales activity and costs of audits for our registration.

For the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024

During the nine months ended September 30, 2025, we recognized total revenues of $2,250,438 compared to the prior period of $2,374,554. The decrease is largely attributable to slightly lower seasonal sales in the current period.

Gross profit (loss) for the nine months ended September 30, 2025 was $662,674 compared to $722,437 for the prior period. The decrease is largely attributable to a sales decrease.

During the nine months ended September 30, 2025, we recognized $914,631 in operating expenses compared to $968,811 for the prior period. The change was in large part attributable to lower expenses related to reduced revenues.

Other Income (Expense) for the nine months ended September 30, 2025 was ($73,185) compared to $4,486 for the nine months ended September 30, 2024.  Moving expenses contributed to the difference.

During the nine months ended September 30, 2025, we recognized a net income (loss) of ($325,142) versus a loss of ($241,888) for the prior period. The difference is largely attributable to a decrease in sales revenue, some moving related expenses and disruption, and audit costs for registration.

The Company identified errors in its accounting for historical Common stock equity issuance. The Company understated the total number of outstanding common shares by 163,724 reported on the Balance Sheet and the Statement of Shareholders’ Equity. The error resulted in a $164 understatement of common stock par value and a corresponding overstatement of additional paid in capital. Therefore, reported common shares of 22,260,059 shares have been restated to 22,423,783 shares with corresponding adjustment of $164 in common stock par value and additional paid in capital. The common share totals used in earning per share calculations were correct.

For the years ended December 31, 2024 compared to the years ended December 31, 2023

In 2024, Net Revenue was $3,136,166, as compared to $3,550,456 in 2023, a difference of $414,290. Cost of Revenue for the year ended December 31, 2024 was $2,164,020 as compared to $2,456,341, a decrease of $292,321. Gross Profit for the year ended December 31, 2024 was $972,146 as compared to $1,094,115 for the year ended December 31, 2023.

Selling, general and administrative expenses in 2024 were $1,263,035, an increase of $126,553 from selling, general and administrative expenses of $1,136,482 in 2023.

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Net loss for the year ended December 31, 2024 was ($282,919) as compared to ($38,167) for the year ended December 31, 2023, an increase of ($244,752). As explained below, most of the increased loss in 2024 was attributable to operating expense increases.

Other Expense increased by $3,770 to $7,970 in 2024 as compared to $4,200 in 2023. The increase was primarily attributable to sales related expense during 2024.

Liquidity and Capital Resources

As of December 31, 2024, we had no working capital deficit and cash of $339,134, as compared to no working capital deficit and cash of $35,314 as of December 31, 2023. The decrease in working capital deficit was due primarily to the increase in cash receipts and net accounts receivable during 2024 as compared to 2023, with a decrease of $210,472 from 2023 to 2024 in positive working capital.

During 2024, the Company used $93,400 of cash for operating activities as compared to ($97,870) of cash for operating activities used in 2023, which includes an increase in accounts payable ($131,037) in 2024 compared to ($61,262) as of December 31, 2023.

Cash flows from financing activities were $252,544 and $23,168 as of December 31, 2024 and 2023, respectively. These cash flows were generated primarily from proceeds from issuance of shares.

Cash flows used in investing activities were ($42,119) and ($28,973), respectively, for the years ended December 31, 2024 and 2023.

While management of the Company believes that the Company will be successful in its current and planned activities, there can be no assurance that the Company will be successful in obtaining sufficient revenues from our planned operations and raise sufficient equity, debt capital or strategic relationships to sustain the operations and future business of the Company.

Our ability to create sufficient working capital to sustain us over the next twelve-month period, and beyond, is dependent on our raising additional equity or debt capital.

There can be no assurance that sufficient capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.

Availability of Additional Capital

There can be no assurance that we will continue to be successful in raising capital and have adequate capital resources to fund our operations or that any additional funds will be available to us on favorable terms or in amounts required by us. We estimate that we will need to raise $250,000 over the next twelve months for marketing sales to a profitable level.

Any additional financing may be dilutive to our stockholders, new equity securities may have rights, preferences, or privileges senior to those of existing holders of our shares of Common Stock. Debt or equity financing may subject us to restrictive covenants and significant interest costs.

Going Concern Consideration

Our registered independent auditors have issued an opinion on our financial statements as of December 31, 2024, which includes a statement describing our going concern status. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills and meet our other financial obligations.

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Off-Balance Sheet Arrangements

As of December 31, 2024 and 2023, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act of 1934.

Contractual Obligations and Commitments

We have no material commitments for capital expenditures within the next year, however, as operations are expanded substantial capital will be needed to pay for expansion and working capital.

We have made equity and debt offerings in order to support our growth plans, to date, and may do so in the future.

There are no commitments to provide additional funds by our management or other stockholders. Accordingly, there can be no assurance that any additional funds will be available to us to allow coverage of our expenses as they may be incurred.

CRITICAL ACCOUNTING POLICIES

Revenue Recognition

The Company sells products to a diversified base of customers and has no material concentration of credit risk or significant payment terms extended to customers. The majority of customer arrangements contain a single performance obligation to transfer goods. Revenue is recognized when control of goods has transferred to customers. For most of the Company’s customer arrangements, control transfers to customers at a point in time when goods/services have been delivered, as that is generally when the legal title, physical possession, and risks and rewards of goods/services transfer to the customer.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Accounts receivables, net

Trade receivables arise from granting credit to customers in the normal course of business, are unsecured, and are presented net of an allowance for doubtful accounts. The allowance is based on several factors, including the length of time the receivable is past due, the Company’s previous loss history, the customer’s current ability to pay, and the general condition of the economy and industry as a whole. Depending on the customer, payment is due between 30 and 90 days after the customer receives an invoice. When all collection efforts have been exhausted, the accounts are written off. Historically, the Company has suffered significant losses concerning its trade receivables.

Inventories

Inventories, which consist of purchased components for resale, are valued at the lower of average cost (which approximates the first-in, first-out method) and net realizable value. Given the nature of the non-durable goods of the Company inventory product mix and long shelf life, the Company rarely reduces the carrying value of inventory for slow-moving items but does reduce the carrying value of inventory for shrinkage and obsolete items.

Long-lived assets

Property and equipment are recorded at cost and presented net of accumulated depreciation. Major additions and improvements are capitalized, while maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed. Property and equipment are normally depreciated on a straight-line basis over their estimated useful lives.

Definite-lived intangible assets arising from asset acquisitions include intellectual property, patents, trademarks, and product development.  These assets are amortized on a systematic and rational basis (generally straight-line) that

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represents the asset's use. Definite-lived intangible assets are amortized over the estimated period during which the asset is expected to contribute directly or indirectly to future cash flows.

Fully depreciated PPE other are retained in PPE and accumulated depreciation accounts until disposal. Upon disposal, assets and related accumulated depreciation are removed from the accounts, and the net amount, less proceeds from disposal, is charged or credited to operations. Definite-lived intangible assets are removed from their respective gross asset and accumulated amortization accounts when they are no longer used.

Concentration of business and credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash held by the Company in financial institutions may exceed the federally insured limit of $250,000 at certain times. As of December 31, 2024 or 2023, no cash and cash equivalents exceeded federally insured limits.

No customer sales accounted for more than 14% and 12% in 2024 and 2023, respectively.

Bad Debt Recognition

The allowance for doubtful accounts is calculated by multiplying the receivable balance in the various aging categories by a reserve rate. A higher reserve rate is applied to older receivables because those receivables are less likely to be collected.

Fair value of financial instruments

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and assumptions that market participants would use when pricing the asset or liability.

ASC Topic 820, Fair Value Measurements and Disclosures provides a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

        Level 1 — inputs are based upon unadjusted quoted prices for identical assets or liabilities traded in active markets.

        Level 2 — inputs are based upon quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

        Level 3 — inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

Assets measured at fair value on a non-recurring basis include goodwill, and tangible and intangible assets. Such assets are reviewed annually for impairment indicators. If a triggering event has occurred, the assets are re-measured when the estimated fair value of the corresponding asset group is less than the carrying value. The fair value measurements, in such instances, are based on significant unobservable inputs (Level 3).

The carrying amounts of the Company’s financial instruments, which include accounts receivables, accounts payable and accrued expenses and debt at floating interest rates, approximate their fair values, principally due to their short-term nature, maturities or nature of interest rates.

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Advertising and vendor considerations

Advertising costs are expensed as incurred.

Segment reporting

The Company operates as a single operating segment. The Chief Operating Officer, who is the chief operating decision maker, manages the Company as a single profit center to promote collaboration, provide comprehensive service offerings across the entire customer base, and provide incentives to employees based on the success of the organization as a whole. Although certain information regarding selected products or services is discussed to promote an understanding of the Company’s business, the chief operating decision-maker manages the Company and allocates resources at the consolidated level.

Inventory

Inventory is held for resale and is stated at the lower of cost or market. U.S. merchandise inventories are valued by using the Average Cost Method. The Company believes the Average Cost Method more fairly presents the results of operations due to the numerous vendors for the same product and the incremental changes in cost not reflected in revenue pricing increases.

Property and Equipment

Property and equipment are stated at cost. Depreciation expense is computed primarily using the straight-line method over estimated useful lives. Leasehold improvements made after the beginning of the initial lease term are depreciated over the shorter of the estimated useful life of the asset or the remaining term of the initial lease plus any renewals that are reasonably certain at the date the leasehold improvements are made.

Property and equipment, stated at cost, consisted of the following:

	Estimated Life	December 31, 2024	December 31, 2023
Leasehold improvements	5	$22,829	$22,829
Equipment & fixtures	5-7	83,098	88,076
Trucks and delivery vehicles	5	155,408	183,144
		$261,335	$294,049
Accumulated depreciation		(195,063)	(196,831)
Property and equipment, net		$66,272	$97,218

____

Dividends

As of the filing of this prospectus, we have not paid any dividends to shareholders, but Series F Preferred will receive cash as a dividend on 4% of gross sales from two product lines described below. There are no restrictions which would limit our ability to pay dividends on common equity or that are likely to do so in the future. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend; we would not be able to pay our debts as they become due in the usual course of business; or our total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

The Company’s Series A Convertible Preferred Shares have an accrued dividend payable at a rate of 10.5% and will have converted to an equal number of common shares upon filing a registration statement with the Securities and Exchange Commission.

The Company’s Series F Preferred Shares were available exclusively to current shareholders as a set with an equivalent number of common shares. The Series F Preferred Shares are non-voting and share, as a class, in 4% of the gross sales generated from the Company's FitBoxr and Smack-Out product lines until the total dividends paid to this class of

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shares reach $159,352. As of December 31, 2024, the Company holds an unpaid dividend liability amounting to approximately $158,000, which represents the remaining dividends payable to shareholders of Series F Preferred Shares. Once commitments for the unpaid dividends associated with the Series F preferred shares are fulfilled, these preferred shares will be deemed retired.

	Unpaid Dividends	Unpaid Dividends
	2024	2023
Series A Convertible Preferred Shares 10.5%, Voting (converted to common upon filing this Registration Statement)	$99,750	$90,300
Series F Preferred Shares 4%, Non-voting	$157,771	$157,771

____

Warrants

There are outstanding 1,222,313 Series “C” Warrants that entitle holders to receive, upon exercise, one common share per warrant for $2 per share, 390,680 Series “D” Warrants that entitle holders to receive, upon exercise, one common share per warrant for $3 per share, and 1,125,612 Series “E” Warrants that entitle holders to receive, upon exercise, one common share per warrant for $4 per share. All outstanding warrants expire on October 30, 2026.

The Board of Directors, without further approval of its stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our Common Stock and other series of Preferred Stock then outstanding.

Stock-Based Compensation

ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). Incremental compensation costs arising from subsequent modifications of awards, after the grant date, must be recognized.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

Not applicable.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable.

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DIRECTORS AND EXECUTIVE OFFICERS

The current directors and executive officers are set forth in the chart below.

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Approximate hours per week (if part-time)/full-time
Chester I. Wright, III	Chief Executive Officer, Chief Financial Officer and Director	63	Annual	20

Spencer Fisher	President and Director	52	Annual	40

Cathy Wilkinson	Secretary	62	Annual	17.5

Our officers are elected by the board of directors at the first meeting after each annual meeting of our stockholders and hold office until their successors are duly elected and qualified under our bylaws.

The directors named above will serve until the next annual meeting of our stockholders. Thereafter, directors will be elected for one-year terms at the annual stockholders’ meeting. Officers will hold their positions at the pleasure of the board of directors absent any employment agreement. There is no arrangement or understanding between our directors and officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

BIOGRAPHICAL INFORMATION

Chester I. Wright III,

Chief Executive Officer, Chief Financial Officer and Director

Mr. Wright has been Chief Executive Officer. Chief Financial Officer and a Director of Global Industry Products, Corp. since 2009. Mr. Wright has served as senior management for several corporations, including Global Industry Products, Corp., TSR Holdings, LLC, SimpleSearch.com and Southern Ventures. Mr. Wright has created numerous domestic and international patents and trademarks. He has extensive experience in marketing, strategic planning, financial analysis, negotiations, and private placement memorandums. Mr. Wright has raised over 50 million dollars for start-ups and has taken corporations public. Mr. Wright has also worked with other inventors, licensing their inventions and successfully launched new products into the marketplace. He has created many brands including Patriot Paper, Bellasoft, Buffalo Sponge, Sous Chef Products, FitBoxr and his most recent Smack-Out.

Spencer Fisher

President and Director

Mr. Fisher has been President and Director of Global Industry Products, Corp. since 2012. Mr. Fisher started his career in sales in 1989 in Clearwater, Florida selling office supplies and furniture. 8 years later he entered the POS paper industry as an account executive and later a General Manager. In 2003, Mr. Fisher relocated to Las Vegas and started his own business in the highly competitive POS paper market and built a large customer base. In 2005, his business was acquired by the third largest POS paper convertor in the country where he was retained to oversee all operations for the converters Western operations. In 2012, GIP purchased all assets of the converters Western division. Mr. Fisher was very instrumental in transitioning all customers and inventory over to Vegas Retail Supply as well as developing a very successful and aggressive sales team. He has won numerous sales awards throughout his career and embraces the challenges presented in his current position. He has successfully negotiated the placement of company products into Walmart and the Home Shopping Network.

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Cathy Wilkinson

Secretary

Ms. Wilkinson was appointed Secretary of Global Industry Products, Corp. in June 2025. She comes from a diverse background. Having grown up in the entertainment industry, she started teaching at a non-profit performing arts school in Studio City, California at a very young age. While doing this she continued to work in the industry professionally as an actress, dancer, and choreographer. She eventually moved to the position of Director of the school and managed the school until it closed in 2019. This was a passion and not a full-time job. Ms. Wilkinson was co-owner and publisher of Real Estate magazine for 13 years. She managed the day-to-day operations of the business as well as client relations and oversaw production of the magazine. She loved working with people and helping businesses, so she then went on to work in business development, client relations and sales as a consultant for over 20 years.

KEY EMPLOYEES

Chester I. Wright III and Spencer Fisher, our officers and directors, are key employees and it would be difficult to replace them on short notice.

CONFLICTS OF INTEREST – GENERAL

There can be no assurance that management will resolve all conflicts of interest in favor of the Company.

Our directors and officers are, or may become, in their individual capacities, officers, directors, controlling shareholder and/or partners of other entities engaged in a variety of businesses. Thus, there exist potential conflicts of interest including, among other things, time, efforts and corporate opportunity, involved in participation with such other entities. Consequently, there are potential inherent conflicts of interest in their acting as officers and directors of the Company. Insofar as the officers and directors are engaged in other business activities, officer-management anticipates it will devote up to approximately 40 hours per week to the Company’s affairs.

None of our Officers and Directors has any interest in any competitive business to ours or any service provider to our Company. The other businesses in which our officers and directors now participate have no relation to our business, do not compete with our business and do not supply services, materials, or technology to our business. We see the primary conflict as one of necessary time devoted to the Company business and internal controls and procedures for accounting for our quarterly and annual reports under Section 13(a) of the Securities Exchange Act of 1934, which must be filed timely under the section and quarterly reviews and annual audits by our auditors which require adequate record keeping.

CONFLICTS OF INTEREST – CORPORATE OPPORTUNITIES

Presently no requirement contained in our Articles of Incorporation, Bylaws, or minutes requires officers and directors of our Company to disclose business opportunities which come to their attention. Our officers and directors do, however, have a fiduciary duty of loyalty to our Company to disclose to it any business opportunities which come to their attention, in their capacity as an officer and/or director or otherwise. Excluded from this duty would be opportunities which the person learns about through his involvement as an officer and director of another Company. We have no intention of merging with or acquiring an affiliate, associate person or business opportunity from any affiliate or any client of any such person.

The Company does not have a policy that the Company will not do business with any entity in which any officer or director serves as an officer or director or in which they or their family members own or hold a controlling ownership interest. Although the Board of Directors could elect to adopt this policy, the Board of Directors has no present intention of doing so.

COMMITTEES OF THE BOARD OF DIRECTORS

We are managed under the direction of its board of directors.

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EXECUTIVE COMMITTEE

We do not have an executive committee at this time.

AUDIT COMMITTEE

We have not formed a non-independent audit committee. The Board acts as the Committee in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company’s internal accounting and external auditors. Chester I. Wright III, as Chairman and Spencer Fisher act as the initial members of the Audit Committee.

The functions of the audit committee are to review the scope of the audit procedures employed by our independent auditors, to review with the independent auditors our accounting practices and policies and recommend to whom reports should be submitted, to review with the independent auditors their final audit reports, to review with our internal and independent auditors our overall accounting and financial controls, to be available to the independent auditors during the year for consultation, to approve the audit fee charged by the independent auditors, to report to the board of directors with respect to such matters and to recommend the selection of the independent auditors.

In the absence of a separate audit committee our board of directors functions as audit committee and performs some of the same functions of an audit committee, such as recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditors independence, the financial statements and their audit report; and reviewing management’s administration of the system of internal accounting control We expect that the selection of a business opportunity will be complex. Due to general economic conditions, rapid technological advances being made in some industries and shortages of available capital, we believe that there are numerous firms seeking the benefits of an issuer who has complied with the 1934 Act. Such benefits may include facilitating or improving the terms on which additional equity financing may be sought, providing liquidity for incentive stock options or similar benefits to key employees, providing liquidity (subject to restrictions of applicable statutes) for all stockholders and other factors. Potentially, available business opportunities may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex. We have, and will continue to have, essentially no assets to provide the owners of business opportunities. However, we will be able to offer owners of acquisition candidates the opportunity to acquire a controlling ownership interest in an issuer who has complied with the 1934 Act without incurring the cost and time required to conduct an initial public offering.

ANNUAL MEETING

The annual meeting of stockholders is anticipated in the fourth quarter of 2025 and will include the election of directors. The annual meeting will be held at our principal office or at such other place as permitted by the laws of the State of Nevada and on such date as may be fixed from time to time by resolution of our board of directors.

PREVIOUS “BLANK CHECK” OR “SHELL” COMPANY INVOLVEMENT

No members of our management have been involved in previous “blank-check” or “shell” companies.

INVOLVEMENT IN LEGAL PROCEEDINGS

No executive Officer or Director of our Company has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding that is currently pending.

No executive Officer or Director of our Company is the subject of any pending legal proceedings.

No Executive Officer or Director of our Company is involved in any bankruptcy petition by or against any business in which they are a general partner or executive officer at this time or within two years of any involvement as a general partner, executive officer, or Director of any business.

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EXECUTIVE AND DIRECTORS COMPENSATION

COMPENSATION

The following table sets forth the compensation paid to officers and board members during the years ended December 31, 2024, 2023 and 2022.

SUMMARY EXECUTIVE COMPENSATION TABLE

Name	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Chester I. Wright, III, CEO and CFO	2024	99,800	0	0	0	0	0	0	99,800
	2023	83,100	0	0	0	0	0	0	83,100
	2022	91,947	0	0	0	0	0	0	91,947
Spencer Fisher, President	2024	94,423	0	0	0	0	0	0	94,423
	2023	90,108	0	0	0	0	0	0	90,108
	2022	85,294	0	0	0	0	0	0	85,294
Cathy Wilkinson, Secretary (1)	2024	0	0	0	0	0	0	0	0

Dr. Arkady Zalan, Former Secretary (2)	2024	48,367	0	0	0	0	0	0	48,367
	2023	46,100	0	0	0	0	0	0	46,100
	2022	39,850	0	0	0	0	0	0	39,850

___________

1) Appointed as Secretary in June 2025.

2) Appointed as Secretary at inception and served until his death on April 29, 2025.

Executives and officers may receive reimbursement for travel expenses and other expenses directly incurred related to Company activities. These reimbursements are nominal and not reflected as compensation.

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DIRECTOR COMPENSATION

Director Independence

For a director to be considered “independent,” the Board must affirmatively determine that the director has no material relationship with the Company (directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In each case, the Board considers all relevant facts and circumstances. We currently have no independent directors.

All of our officers and/or directors will continue to be active in other companies. All officers and directors have retained the right to conduct their own independent business interests.

The following table sets forth certain information concerning compensation paid to our directors during the years ended December 31, 2024, 2023 and 2022:

Name	Year	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Chester I. Wright, III (1)	2024	0	0	0	0	0	0	0
	2023	0	0	0	0	0	0	0
	2022	0	0	0	0	0	0	0
Spencer Fisher (2)	2024	0	0	0	0	0	0	0
	2023	0	0	0	0	0	0	0
	2022	0	0	0	0	0	0	0
Dr. Arkady Zalan (3)	2024	0	0	0	0	0	0	0
	2023	0	0	0	0	0	0	0
	2022	0	0	0	0	0	0	0

________

(1)	Appointed to the Board in 2009.
(2)	Appointed to the Board in 2012.
(3)	Appointed to the Board in 2009 and served until his death on April 29, 2025.

The term of office for each Director is one year, or until their successor is duly elected or appointed. The term of office for each of our Officers is at the pleasure of the Board of Directors.

The Board of Directors has no nominating, auditing committee or a compensation committee. Therefore, the selection of person or election to the Board of Directors was neither independently made nor negotiated at arm’s length.

At this time, our Directors do not receive cash compensation for serving as a member of our Board of Directors.

Limitation on Liability and Indemnification

We are a Nevada corporation. The Nevada Revised Statutes provide that the articles of incorporation of a Nevada corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or our stockholders for monetary damages for breach of fiduciary duty as a director, except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 78 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Our articles of incorporation contain a provision eliminating the personal liability of directors to our Company’ or our stockholders for monetary damages to the fullest extent provided by the Nevada Revised Statutes.

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The Nevada Revised Statutes provide that a Nevada corporation must indemnify a person who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a “Proceeding”), in which he or she was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the Proceeding, unless such indemnity is limited by the corporation’s articles of incorporation. Our articles of incorporation do not contain any such limitation.

The Nevada Revised Statutes provides that a Nevada corporation may indemnify a person made a party to a Proceeding because the person is or was a director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, that the person’s conduct was in the corporation’s best interests and, in all other cases, his or her conduct was at least not opposed to the corporation’s best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful. Our articles of incorporation and bylaws allow for such indemnification. A corporation may not indemnify a director in connection with any Proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or, in connection with any other Proceeding charging that the director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the director was judged liable on the basis that he or she derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

The Nevada Revised Statutes, unless otherwise provided in the articles of incorporation, a Nevada Revised Statutes corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a director and may indemnify such a person who is not a director to a greater extent, if not inconsistent with public policy and if provided for by our bylaws, general or specific action of our board of directors or stockholders, or contract. Our articles of incorporation provide for indemnification of our directors, officers, employees, fiduciaries and agents to the full extent permitted by Nevada law.

Our articles of incorporation also provide that we may purchase and maintain insurance on behalf of any person who is or was a director or officer of our Company or who is or was serving at our request as a director, officer or agent of another enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not we would have the power to indemnify him or her against such liability.

Employment Agreements with Officers and Directors of Global Industry Products, Corp.

We do not have employment/consultant agreements with our officers. We do not have separate agreements with our directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AS OF FEBRUARY 4, 2026

The following table sets forth information with respect to the beneficial ownership of our outstanding common stock by:

·	each person who is known by us to be the beneficial owner of five percent (5%) or more of our common stock;
·	our executive officers, and each director as identified in the “Management — Executive Compensation” section; and
·	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock and options, warrants and convertible securities that are currently exercisable or convertible within 60 days of the date of this

50

document into shares of our common stock are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The information below is based on the number of shares of our common stock that we believe was beneficially owned by each person or entity as of February 4, 2026 .

OFFICERS AND DIRECTORS

Title of Class	Name of Beneficial Owner (1)	Amount and Nature of Beneficial Owner (2)	Percent of Class Outstanding Before Offering (3)	Percent of Class Outstanding After Offering (4)
Common Stock	Chester I. Wright, III, CEO, CFO and Director (5)	8,022,000	35.77%	35.60%

Common Stock	Spencer Fisher, President and Director	1,015,000	4.53%	4.50%

Common Stock	Cathy Wilkinson, Secretary	90,000	0.40%	0.40%

Common Stock	All Directors and Executive Officers as a Group (3 persons)	9,127,000	40.70%	40.50%

________

(1)	The address of each person listed above, unless otherwise indicated, is c/o Global Industry Products Corp., 7770 Dean Martin Dr., Ste. 303, Las Vegas, NV 89139.
(2)	Does not include outstanding warrants. Named Executive Officers and Directors are not holders of any outstanding warrants.
(3)	Based upon 22, 423 ,783 common shares issued and outstanding as of December 31, 2024 on a fully diluted basis.
(4)	Assumes maximum sale of all registered shares herein and 22, 533 ,783 common shares issued and outstanding.
(5)	The % owned after offering has been shown as aggregated due to joint beneficial ownership of Wrights.

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GREATER THAN 5% STOCKHOLDERS

Title of Class	Name of Beneficial Owner (1)	Amount and Nature of Beneficial Owner (2)	Percent of Class Outstanding before offering (3)	Percent of Class Outstanding after offering (4)
Common Stock	Chester I. Wright, III CEO, CFO and Director (5)	8,022,000	35.77%	35,60%

Common Stock	Estate of Dr. Arkady Zalan (Zalan Living Trust), Former Secretary and Director	1,300,000	5.8%	0%

_________________

(1)	The address of each person listed above, unless otherwise indicated, is c/o Global Industry Products Corp., 7770 Dean Martin Dr., Ste. 303, Las Vegas, NV 89139.
(2)	Does not include outstanding warrants. Named Executive Officers and Directors are not holders of any outstanding warrants.
(3)	A total of 22, 423 ,783 shares are outstanding on a fully diluted basis as of December 31, 2024.
(4)	Assumes maximum sale of all registered shares herein and 22, 533 ,783 shares issued and outstanding on a fully diluted basis .
(5)	The % owned after offering has been shown as aggregated due to joint beneficial ownership of Wrights.

Rule 13d-3 under the Securities Exchange Act of 1934 governs the determination of beneficial ownership of securities. That rule provides that a beneficial owner of a security includes any person who directly or indirectly has or shares voting power and/or investment power with respect to such security. Rule 13d-3 also provides that a beneficial owner of a security includes any person who has the right to acquire beneficial ownership of such security within sixty days, including through the exercise of any option, warrant or conversion of a security. Any securities not outstanding which are subject to such options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned, by such person. Those securities are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

None.

CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS, PROMOTERS AND CONTROL PERSONS

Other than the transactions discussed below, we have not entered into any transaction in past two years, nor are there any proposed transactions in which any of the founders, directors, executive officers, shareholders or any members of the immediate family of any of the foregoing had or is to have a direct or indirect material interest:

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Related Party - Notes

On May 18, 2022, the Company entered into an agreement to borrow $66,557 at an interest rate of 9.95% from its CEO, Mr. Wright, to acquire a 2012 Freightliner truck for product deliveries. The agreement is an on-demand note. Mr. Wright is the recorded lienholder on the vehicle’s title and has received monthly with a remaining balance of $64,062 on December 31, 2022, $50,714 on December 31, 2023, and $31,479 on December 31, 2024.

On December 5, 2023, the Company obtained a $40,000, 60-day loan from Advance Construction Technologies International, LLC, whose management consists of related parties. Subsequently, the loan has been retired.

From time to time, the Company may provide, at its discretion, payroll advances to its employees as part of its normal operating activities. Employees who request a payroll advance must sign a written agreement to repay any advance in whole or in part through future payroll advances to conform with Nevada state law.

TSR Holdings, LLC is a construction rebar patent holding company that has principal shareholders and directors of the Estate of Arkady Zalan and Chester Wright. TSR Holdings, LLC does not have daily operations. Advance Construction Technologies International, LLC (ACT) is a management company for the TSR Holdings’ patents with major shareholders of the Estate of Arkady Zalan and Chester Wright, and a minor shareholding for Spencer Fisher. Chester Wright is a director and is the sole officer of ACT. A new officer has not yet been elected since the death of Arkady Zalan. ACT currently does not have daily operations.

Related Party – Contractor

The Company has an at-will agreement with Advance Construction Technologies International, LLC, to provide computer support and warehouse inventory controls at a rate of $18.00 per hour and to include the use of a 10x10 office space.

ITEM 11A. MATERIAL CHANGES

None.

ITEM 12. INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and the exhibits filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon effectiveness of our S-1 Registration Statement, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and will file reports and other information with the SEC. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Additionally, you can obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

EXPERTS

The financial statements of the Company for the fiscal years ended December 31, 2024 and 2023 appearing elsewhere in this Registration Statement have been included herein in reliance upon the report of Bush & Associates CPA LLC, an independent registered public accounting firm, which includes an explanatory paragraph as to the Company’s

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ability to continue as a going concern, and upon the authority of Bush & Associates CPA LLC as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information we have filed with it. The information incorporated by reference is an important part of this prospectus and is considered to be part of this prospectus. We incorporate by reference the documents listed as exhibits to the document in Item 16.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the termination of the offering shall be deemed to be incorporated by reference into the prospectus.

ITEM 12A. DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Nevada Revised Statutes require us to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada Revised Statutes permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of us and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

The Nevada Revised Statutes prohibit indemnification of a director or officer if a final adjudication establishes that the officer’s or director’s acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Nevada Revised Statutes may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law.

The Nevada Revised Statutes also provide that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

According to our bylaws, we are authorized to indemnify our directors to the fullest extent authorized under Nevada Revised Statutes subject to certain specified limitations.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions or otherwise, we are advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

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FINANCIAL STATEMENTS

The following is a complete list of the financial statements filed as a part of this Report.

GLOBAL INDUSTRY PRODUCTS, CORP. Consolidated Financial Statements (Unaudited)
Consolidated Balance Sheet s as of September 30, 2025 (unaudited) and December 31, 2024 (audited)	F-3
Consolidated Statement s of Operations for the three and nine months ended September 30, 2025 and 2024 (unaudited)	F-4
Consolidated Statement of Changes in Stockholders’ Deficit for the three and nine months ended September 30, 2025 and September 30, 2024 (unaudited)	F-5
Consolidated Statement s of Cash Flows for the nine months ended September 30, 2025 and 2024 (unaudited)	F-6
Notes to the Consolidated Financial Statements (unaudited)	F-7

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GLOBAL INDUSTRY PRODUCTS, CORP.

Consolidated Financial Statements

(Unaudited)

F-1

F-2

GLOBAL INDUSTRY PRODUCTS, CORP.
BALANCE SHEETS

	September 30, 2025	December 31, 2024
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$210,871	$339,139
Accounts receivables, net	296,647	350,891
Inventory, net	835,482	965,960
Other current assets	32,012	30,357
Total current assets	$1,375,012	$1,686,347
LONG-TERM ASSETS
Property and equipment, net	$44,923	$66,273
Intangible Assets, net	227,943	232,632
Right of use assets, net	954,976	101,240
Other long-term assets	94,696	73,791
TOTAL ASSETS	$2,697,550	$2,160,283

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$140,784	$103,763
Lease liabilities-short term	293,053	100,777
Current maturities of long-term debt	24,125	32,645
Notes payable - related party	—	—
Other current liabilities	5,219	14,487
Total Current liabilities	$463,181	$251,672
OTHER LIABILITIES
Lease liabilities-long term	$660,562	$—
Long-term debt	146,494	156,156
Other long term liabilities	975	974
TOTAL LIABILITIES	$1,271,212	$408,802
EQUITY
Preferred stock $0.001 par value, 10,000,000 shares of authorized; 163,724 and 273,724 issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	$164	$274
Common stock $0.001 par value, 190,000,000 shares of authorized; 22,533,783 and 22,423,783 issued and outstanding of September 30, 2025, and December 31, 2024, respectively	22,534	22,424
Additional paid-in capital	5,812,356	5,812,356
Accumulated deficit	(4,408,716)	(4,083,573)
TOTAL EQUITY	$1,426,338	$1,751,481
TOTAL LIABILITIES AND EQUITY	$2,697,550	$2,160,283

F-3

GLOBAL INDUSTRY PRODUCTS, CORP.
STATEMENT OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
REVENUE
Revenue	$610,184	$793,735	$2,250,438	$2,374,554
Net revenue	$610,184	$793,735	$2,250,438	$2,374,554
COST OF REVENUE
Cost of revenue	$427,538	$545,780	$1,587,764	$1,652,117
Total Cost of revenue	$427,538	$545,780	$1,587,764	$1,652,117
GROSS PROFIT	$182,646	$247,955	$662,674	$722,437

OPERATING EXPENSES
Selling, general and administrative expense	$277,149	$302,318	$914,631	$968,811
Total Operating Expenses	$277,149	$302,318	$914,631	$968,811

OTHER INCOME/EXPENSE
Moving Expense (1)	$(893)	$—	$(79,610)	$—
Other income (expense)	1,417	2,373	6,425	4,486
Total Other Income (Expense)	$524	$2,373	$(73,185)	$4,486

Net (loss) before income tax provision	$(93,979)	$(51,990)	$(325,142)	$(241,888)

NET (LOSS)	$(93,979)	$(51,990)	$(325,142)	$(241,888)

(Loss) per share - basic and diluted	$(0.0042)	$(0.0023)	$(0.0144)	$(0.0107)

Weighted average number of shares outstanding - basic and diluted	22,533,783	22,533,783	22,533,783	22,533,783

(1)	Expenses related to moving Company’s offices and warehouses to a new lease location. See Note 6

F-4

GLOBAL INDUSTRY PRODUCTS, CORP.
STATEMENT OF CHANGES OF STOCKHOLDERS’ EQUITY

	Preferred Stock Series “A”		Preferred Stock Series “F”		Common Stock
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Additional Paid in Capital	Retained Earnings (Deficit)	Total Stockholders’ Equity (Deficit)
Balance December 31, 2023	110,000	$110	163,724	$164	22,423,783	$22,424	$5,497,389	$(3,800,655)	$1,719,432
Net Loss	—	—	—	—	—	—	—	(111,965)	(111,965)
Shares returned to treasury	—	—	—	—	(1,400,000)	—	—	—
Shares issued	—	—	—	—	1,400,000	—	315,001	—	315,001
Balance March 31, 2024	110,000	$110	163,724	$164	22,423,783	$22,424	$5,812,390	$(3,912,620)	$1,922,468
Net Loss	—	—	—	—	—	—	—	(77,933)	(77,933)
Balance June 30, 2024	110,000	$110	163,724	$164	22,423,783	$22,424	$5,812,390	$(3,990,553)	$1,844,535
Net Loss	—	—	—	—	—	—	—	(51,990)	(51,990)
Balance September 30, 2024	110,000	$110	163,724	$164	22,423,783	$22,424	$5,812,390	$(4,042,543)	$1,792,545

Balance December 31, 2024	110,000	$110	163,724	$164	22,423,783	$22,424	$5,812,356	$(4,083,573)	$1,751,481
Net Loss	—	—	—	—	—	—	—	(118,007)	(118,007)
Balance March 31, 2025	110,000	$110	163,724	$164	22,423,783	$22,424	$5,812,356	$(4,201,580)	$1,633,474
Net Loss	—	—	—	—	—	—	—	(113,156)	(113,156)
Balance June 30, 2025	110,000	$110	163,724	$164	22,423,783	$22,424	$5,812,356	$(4,314,737)	$1,520,317
Net Loss	—	—	—	—	—	—	—	(93,979)	(93,979)
Conversion of shares to common stock	(110,000)	(110)	—	—	110,000	110	—	—	—
Balance September 30, 2025	—	—	163,724	$164	22,533,783	$22,534	$5,812,356	$(4,408,716)	$1,426,338

F-5

GLOBAL INDUSTRY PRODUCTS, CORP.
STATEMENTS OF CASH FLOW
	For Nine Months Ended September 30,
	2025	2024
Cash Flows From Operating Activities:
Net (Loss)	$(325,142)	$(241,888)
Adjustments to reconcile Net Income (Loss) to net cash provided by operations:
Depreciation and amortization	41,754	50,711
Changes in operating assets and liabilities
Accounts Receivables	54,244	176,186
Inventory	130,478	204,680
Right of use Assets	(853,736)	144,875
Deposits and other current assets	(22,222)	28,414
Accounts payables	211,509	(212,363)
Lease liabilities	650,900	(44,733)
Cash (Used In)/ Generated From Operating Activities	$(112,215)	$105,882

Cash Flows From Investing Activities:
Purchases of equipment	$—	$(3,064)
Purchase of intangible assets	(15,716)	(26,206)
Cash (Used In) Investing Activities	$(15,716)	$(29,271)

Cash Flows From Financing Activities:
Proceeds from issuance of shares	$—	$307,913
Dividends paid	—	7,088
Repayment of loan - unrelated parties	(337)	—
Proceeds from loans from related parties	—	(40,000)
Cash (Used In) / Generated From Financing Activities	$(337)	$275,000

Net (Decrease) Increase in Cash	$(128,268)	$351,611
Cash at Beginning of Period	339,139	35,314
Cash at End of Period	$210,871	$386,925

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$941	$2,221
Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Present value of initial lease liability and right-of-use asset	$954,976	$390,138

F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Global Industry Products, Corp., a Nevada corporation, diversified distributor of non-durable products to the Casino and retail industries, and a product innovator and marketer of products worldwide.

Basis of presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales (or revenues) and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that estimates made as of the date of the financial statements could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include, but are not limited to, revenue recognition, allowance for doubtful accounts, recognition and measurement of income tax assets, valuation of share-based compensation, and the valuation of net assets acquired.

Revenue Recognition

The Company sells products to a diversified base of customers and has no material concentration of credit risk or significant payment terms extended to customers. The majority of customer arrangements contain a single performance obligation to transfer goods. Revenue is recognized when control of goods has transferred to customers. For most of the Company’s customer arrangements, control transfers to customers at a point in time when goods/services have been delivered, as that is generally when the legal title, physical possession, and risks and rewards of goods/services transfer to the customer.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Accounts receivables, net

Trade receivables arise from granting credit to customers in the normal course of business, are unsecured, and are presented net of an allowance for doubtful accounts. The allowance is based on several factors, including the length of time the receivable is past due, the Company’s previous loss history, the customer’s current ability to pay, and the general condition of the economy and industry as a whole. Depending on the customer, payment is due between 30 and 90 days after the customer receives an invoice. When all collection efforts have been exhausted, the accounts are written off. Historically, the Company has suffered significant losses concerning its trade receivables.

F-7

Inventories

Inventories, which consist of purchased components for resale, are valued at the lower of average cost (which approximates the first-in, first-out method) and net realizable value. Given the nature of the non-durable goods of the Company inventory product mix and long shelf life, the Company rarely reduces the carrying value of inventory for slow-moving items but does reduce the carrying value of inventory for shrinkage and obsolete items.

Long-lived assets

Property, plant and equipment are recorded at cost and presented net of accumulated depreciation. Major additions and improvements are capitalized, while maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed. Property, plant and equipment are normally depreciated on a straight-line basis over their estimated useful lives.

Definite-lived intangible assets arising from asset acquisitions include intellectual property, patents, trademarks, and product development.  These assets are amortized on a systematic and rational basis (generally straight-line) that represents the asset's use. Definite-lived intangible assets are amortized over the estimated period during which the asset is expected to contribute directly or indirectly to future cash flow.

Fully depreciated PPE other are retained in PPE and accumulated depreciation accounts until disposal. Upon disposal, assets and related accumulated depreciation are removed from the accounts, and the net amount, less proceeds from disposal, is charged or credited to operations. Definite-lived intangible assets are removed from their respective gross asset and accumulated amortization accounts when they are no longer used.

Concentration of business and credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash held by the Company in financial institutions may exceed the federally insured limit of $250,000 at certain times. As of September 30, 2025, the Company held cash and cash equivalents of $210,871. These funds are maintained with financial institutions of high credit quality, and the Company regularly monitors credit risk exposure.

No customer sales accounted for more than 14% in 2024 and 2025.

Bad Debt Recognition

The allowance for doubtful accounts is calculated by multiplying the receivable balance in the various aging categories by a reserve rate. A higher reserve rate is applied to older receivables because those receivables are less likely to be collected.

F-8

Fair value of financial instruments

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and assumptions that market participants would use when pricing the asset or liability.

ASC Topic 820, Fair Value Measurements and Disclosures provides a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

         Level 1 — inputs are based upon unadjusted quoted prices for identical assets or liabilities traded in active markets.

        Level 2 — inputs are based upon quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

        Level 3 — inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined by using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

Assets measured at fair value on a non-recurring basis include goodwill, and tangible and intangible assets. Such assets are reviewed annually for impairment indicators. If a triggering event has occurred, the assets are re-measured when the estimated fair value of the corresponding asset group is less than the carrying value. The fair value measurements, in such instances, are based on significant unobservable inputs (Level 3).

The carrying amounts of the Company’s financial instruments, which include accounts receivable, accounts payable and accrued expenses and debt at floating interest rates, approximate their fair values, principally due to their short-term nature, maturities or nature of interest rates.

Advertising and vendor considerations

Advertising costs are expensed as incurred.

Segment reporting

The Company operates as a single operating segment. The Chief Executive Officer, who is the chief operating decision maker, manages the Company as a single profit center to promote collaboration, provide comprehensive service offerings across the entire customer base, and provide incentives to employees based on the success of the organization as a whole. Although certain information regarding selected products or services is discussed to promote an understanding of the Company’s business, the chief operating decision-maker manages the Company and allocates resources at the consolidated level.

F-9

Inventory

Inventory is held for resale and is stated at the lower of cost or market. U.S. merchandise inventories are valued by using the Average Cost Method. The Company believes the Average Cost Method more fairly presents the results of operations due to the numerous vendors for the same product and the incremental changes in cost not reflected in revenue pricing increases.

Inventory Reserve Account

The company’s inventory mainly consists of non-durable goods, all of which are in marketable condition. Despite this readiness for sale, a portion of the inventory remains unsold, primarily resulting from insufficient market demand among the company’s customer base. This lack of demand can be attributed to various factors, including changing consumer preferences, increased competition, or economic conditions that limit customers' purchasing power. To address this issue, the company analyzes market trends and customer behaviors to better align its inventory with consumer needs. The Inventory Reserve account is drawn from historical sales data to the percentage of inventory that typically remains unsold, damaged, or becomes obsolete, while considering current market conditions, customer demand, and product lifecycles when estimating the percentage.

NOTE 2. GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis of accounting which contemplates continuity of operations, realization of assets, liabilities, and commitments in the normal course of business. The accompanying consolidated financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred an accumulated deficit amounting to $ (4,408,716) as of September 30, 2025, which includes net operating losses for the nine months ended September 30, 2025, of $ (325,424). Due to our negative accumulated net losses, there may exist substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. In addition, the Company’s development activities since inception have been financially sustained through equity financing. Management plans to focus on expanding market reach, launching new product lines, and implementing targeted marketing initiatives to drive sales growth. Including a resent license agreement for the companies IP in the Europe and Asia marketplace is intended to mitigate the conditions that have raise substantial doubt about the entity’s ability to continue as a going concern.

While recently operating losses have been experienced, management believes the company's core business remains viable and is actively implementing cost-reduction measures to improve profitability.

Based on evaluation of the above factors and the management actions outlined, we believe that the company has a reasonable ability to continue as a going concern and meet its obligations in the foreseeable future.

NOTE 3. RESTATEMENT

The Company identified errors in its accounting for historical Common stock equity issuance. The Company understated the total number of outstanding common shares by 163,724 reported on the Balance Sheet and the Statement of Shareholders’ Equity. The error resulted in a $164 understatement of common stock par value and a corresponding overstatement of additional paid in capital. Therefore, reported common shares of 22,260,059 shares have been restated to 22,423,783 shares with corresponding adjustment of $164 in common stock par value and additional paid in capital. The common share totals used in earning per share calculations were correct.

F-10

The effect of the restatement of the Balance Sheets for December 31, 2024, is as follows:

	As Previously Reported	Restated	Effect of the Restatement
	December 31, 2024	December 31, 2024
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$339,139	$339,139	$—
Accounts receivables, net	350,891	350,891	—
Inventory, net	965,960	965,960	—
Other current assets	30,357	30,357	—
Total current assets	$1,686,347	$1,686,347	$—
LONG-TERM ASSETS
Property and equipment, net	$66,273	$66,273	$—
Intangible Assets, net	232,632	232,632	—
Right of use assets, net	101,240	101,240	—
Other long-term assets	73,791	73,791	—
TOTAL ASSETS	$2,160,283	$2,160,283	$—

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$103,763	$103,763	$—
Lease liabilities-short term	100,777	100,777	—
Current maturities of long-term debt	32,645	32,645	—
Notes payable - related party	—	—	—
Other current liabilities	14,487	14,487	—
Total Current liabilities	$251,672	$251,672	$—
OTHER LIABILITIES
Lease liabilities-long term	$—	$—	$—
Long-term debt	156,156	156,156	—
Other long term liabilities	974	974	—
TOTAL LIABILITIES	$408,802	$408,802	$—
EQUITY
Preferred stock $0.001 par value, 10,000,000 shares of authorized, 273,724 issued and outstanding	$274	$274	$—
Common stock $0.001 par value, 190,000,000 shares of authorized, 22,423,783 issued and outstanding	22,260	22,424	164
Additional paid-in capital	5,812,520	5,812,356	(164)
Accumulated deficit	(4,083,573)	(4,083,573)	—
TOTAL EQUITY	$1,751,481	$1,751,481	$—
TOTAL LIABILITIES AND EQUITY	$2,160,283	$2,160,283	$—

F-11

The effect of the restatement of the Statement of Changes in Stockholders’ Equity for December 31, 2024, is as follows:

	Preferred Stock Series “A”		Preferred Stock Series “F”		Common Stock
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Additional Paid in Capital	Retained Earnings (Deficit)	Total Stockholders’ Equity (Deficit)
Balance - December 31, 2022	110,000	$110	163,724	$164	22,260,059	$22,260	$5,497,664	$(3,762,488)	$1,757,710
Restatement adjustment	—	—	—	—	163,724	164	(164)	—	—
Net Loss	—	—	—	—	—	—	—	(38,167)	(38,167)
Dividends Paid	—	—	—	—	—	—	(111)	—	(111)
Balance - December 31, 2023	110,000	$110	163,724	$164	22,423,783	$22,424	$5,497,389	$(3,800,655)	$1,719,432
Net Loss	—	—	—	—	—	—	—	(282,919)	(282,919)
Shares returned to treasury	—	—	—	—	(1,400,000)	—	—	—	—
Shares Issued	—	—	—	—	1,400,000	—	315,001	—	315,001
Dividends Paid	—	—	—	—	—	—	(34)	—	(34)
Balance - December 31, 2024	110,000	$110	163,724	$164	22,423,783	$22,424	$5,812,356	$(4,083,573)	$1,751,481

NOTE 4. INTANGLIBLE ASSETS, NET

Definite-lived intangible assets, patents, and product development costs are included in intangible assets on the balance sheets and are amortized on a straight-line basis over their estimated lives, which approximates the pattern of expected economic benefit.

Goodwill represents the excess of acquisition cost over the fair value of the net assets acquired and is subject to amortization. The Company reviews goodwill annually in the fourth quarter for impairment or when circumstances indicate that the carrying value may exceed the fair value.

	Estimated Life	September 30, 2025	December 31, 2024
Intellectual Property	15	$272,825	$258,369
Product Development	5	163,418	162,159
Goodwill	15	50,000	50,000
		$486,243	$470,528
Accumulated amortization		(258,300)	(237,896)
Intangible Assets, net		$227,943	$232,632

F-12

NOTE 5. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment are stated at cost. Depreciation expense is computed primarily using the straight-line method over estimated useful lives. Leasehold improvements made after the beginning of the initial lease term are depreciated over the shorter of the estimated useful life of the asset or the remaining term of the initial lease plus any renewals that are reasonably certain at the date the leasehold improvements are made.

Property, plant and equipment, stated at cost, consisted of the following:

	Estimated Life	September 30, 2025	December 31, 2024
Leasehold improvements	5	$22,829	$22,829
Equipment & fixtures	5-7	83,098	83,098
Trucks and delivery vehicles	5	155,408	155,408
		$261,336	$261,336
Accumulated depreciation		(216,413)	(195,063)
Property and equipment, net		$44,923	$66,273

NOTE 6. TAXES

Income taxes are accounted for under the asset and liability method pursuant to ASC Topic 740, Income Taxes (ASC 740), whereby deferred tax assets and liabilities are recognized for the expected future consequences attributable to the differences between the financial statement carrying amounts and the tax basis of assets and liabilities. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period of the change. Further, deferred tax assets are recognized for the expected realization of available net operating loss and tax credit carryforwards. A valuation allowance is recorded on gross deferred tax assets when it is “more likely than not” that such asset will not be realized. When evaluating the realizability of deferred tax assets, all evidence, both positive and negative, is evaluated. Items considered in this analysis include the ability to carry back losses, the reversal of temporary differences, tax planning strategies, and expectations of future earnings. The Company reviews its deferred tax assets on a quarterly basis to determine if a valuation allowance is required based upon these factors. Changes in the Company’s assessment of the need for a valuation allowance could give rise to a change in such allowance, potentially resulting in additional expense or benefit in the period of change.

The Company’s income tax provision or benefit includes U.S. federal, state and local income taxes and is based on pre-tax income or loss. In determining the annual effective income tax rate, the Company analyzed various factors, including its annual earnings and taxing jurisdictions in which the earnings were generated, the impact of state and local income taxes, and its ability to use tax credits and net operating loss carry forwards.

Under ASC 740, the amount of tax benefit to be recognized is the amount of benefit that is “more likely than not” to be sustained upon examination. The Company analyzes its tax filing positions in all of the U.S. federal, state, local, and foreign tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. If, based on this analysis, the Company determines that uncertainties in tax positions exist, a liability is established in the consolidated financial statements. The Company recognizes accrued interest and penalties related to unrecognized tax positions in the provision for income taxes.

The Company cannot determine the sustained tax loss benefit and has not made a provision to recognize any benefit from the prior period's tax losses, although such benefit may exist.

The Company’s income tax returns are subject to examination by federal and state authorities in accordance with prescribed statutes.

NOTE 7. STATEMENT OF OPERATIONS – MOVING EXPENSE

The Company elected not to renew the property lease located at 6615 Escondido St. Suite C; Las Vegas, NV 89119 and relocated the Company’s operations to 7777 Dean Martin Dr. Suite 303; Las Vegas, NV 89119 on May 1, 2025. The relocation of the Company’s warehouse and office space resulted in a non-operating expense of $78,716. The Company expects no future moving expenses related to the relocation to the Company’s current warehouse and office space.

F-13

NOTE 8. EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

The Company computes earnings (loss) per share in accordance with ASC 260, “Earnings per Share”. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. The Company computes Basic EPS by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all diluted potential common shares outstanding during the period using the treasury stock method and convertible notes and preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options, warrants and convertible preferred stock. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

	For Nine Months Ended September 30,
	2025	2024
Net Income (Loss) computation of basic and diluted per common share:
Net loss attributable to common and common equivalent stockholders	$(325,142)	$(241,888)

Basic and diluted net income (loss) per share:
Basic and diluted net loss per common and common equivalent shares	$(0.0144)	$(0.0107)
Basic and diluted weighted average common and common equivalent shares outstanding	22,533,783	22,533,783

Potential dilutive securities that are not included in the calculations of diluted net loss per share because their effect is anti-dilutive are as follows as of December 31st (in common equivalent shares):

Outstanding Warrants	September 30, 2025	December 31, 2024
Warrants	2,738,605	2,738,605

F-14

NOTE 9. COMMITMENTS AND CONTINGENCIES

Leases

The Company determines if an arrangement is or contains a lease at contract inception. In arrangements that involve an identified asset, there is also judgment in evaluating if we have the right to direct the use of that asset.

Operating leases are recorded in our balance sheet. Right-of-use (“ROU”) assets and lease liabilities are measured at the lease commencement date based on the present value of the remaining lease payments over the lease term, determined using the discount rate for the lease at the commencement date.

Finance lease right-of-use assets are included in property, plant, and equipment, net, and finance lease liabilities are included in other current liabilities and other liabilities on the consolidated balance sheets.

Office Lease

On December 4, 2019, the Company executed a non-cancellable lease in a warehouse complex for a monthly base rent of $21,460, with a 3% annual increase and initial cams of $4,442.63. The lease commenced on May 1, 2020, and extends for a term of five years, to expire on April 30, 2025. On May 1, 2025, the Company executed a non-cancellable lease in a warehouse complex at a new location at 7770 Dean Martin Dr.; Las Vegas, NV 89139 for a base rent of $16,390.00, $19,668.00, $23,437.70, $23,437.70 and $23,437,70 for May 2025, June 2025, July 2025, August 2025 and September 2025 respectively. Base rent increased to $24,421 beginning on October 1, 2025, with a 4.3% annual increase and initial cams of $4,442.63. The lease will expire on October 31, 2028. The rent is payable on the first day of each month. The Company recorded an initial lease liability and right-of-use asset of $1,059,987 on May 1, 2025.

The Company reported the following summary of non-cancellable operating leases in accordance with the provisions of ASC 842 Topic 842 “Leases” as follows:

Summary of Non-Cancellable Operating Leases:

Office and Warehouse Lease	September 30, 2025	December 31, 2024

Right-of-use asset, net	$954,976	$101,240

Current lease liabilities	293,053	100,777
Non-current lease liabilities	660,562	—
Total operating lease liabilities	$953,615	$100,777

Related Party - Notes

On May 18, 2022, the Company entered into an agreement to borrow $66,557 at an interest rate of 9.95% from its CEO, Mr. Wright, to acquire a 2012 Freightliner truck for product deliveries. The agreement is an on-demand note. Mr. Wright is the recorded lienholder on the vehicle’s title and has received monthly with a remaining balance of $31,479 and $15,363, on December 31, 2024, and September 30, 2025, respectively.

From time to time, the Company may provide, at its discretion, payroll advances to its employees as part of its normal operating activities. Employees who request a payroll advance must sign a written agreement to repay any advance in whole or in part through future payroll advances to conform with Nevada state law.

Related Party - Contractor

The Company has an at-will agreement with Advance Construction Technologies International, LLC, to provide computer support and warehouse inventory controls.

F-15

NOTE 10. STOCKHOLDERS’ EQUITY, UNPAID DIVIDENDS AND WARRANTS

The Company’s capitalization on September 30, 2024, December 31, 2025, and September 30, 2025, was 190,000,000 authorized common shares with a par value of $0.001 per share and 10,000,000 authorized preferred shares with a par value of $0.001 per share.

The Company’s Class “A” Convertible Preferred Shares have an accrued undeclared dividend payable at a rate of 10.5% and will convert to an equal number of common shares upon filing a registration statement with the Securities and Exchange Commission.

The Company’s Class “F” Preferred Shares were available exclusively to current shareholders as a set with an equivalent number of common shares. The preferred shares are non-voting and will share, as a class, in 4% of the future gross profit generated from the company's Fitboxr and Smack-Out product lines until the total dividends paid to this class of shares reach $159,352. As of September 30, 2025, the company holds an undeclared dividend liability amounting to $157,771, which represents the remaining dividends payable to shareholders of Class “F” Preferred Shares. Once commitments for the unpaid dividends associated with the Class “F” preferred shares are fulfilled, these preferred shares will be retired.

Dividends

	Undeclared Dividends	Undeclared Dividends
	September 30, 2025	December 31, 2024
Class “A” Convertible Preferred Shares 10.5%, Voting	$106.838	$99,750
Class “F” Preferred Shares 4%, Non-voting	$157,771	$157,771

Warrants

There are outstanding 1,222,313 Warrants that entitle holders to receive, upon exercise, one common share per warrant for $2 per share, 390,680 Warrants that entitle holders to receive, upon exercise, one common share per warrant for $3 per share, and 1,125,612 Warrants that entitle holders to receive, upon exercise, one common share per warrant for $4 per share. All outstanding warrants expire on October 30, 2026.

The Board of Directors, without further approval of its stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our Common Stock and other series of Preferred Stock then outstanding.

F-16

NOTE 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER

Beneficial Owners

The following table and footnotes thereto sets forth information regarding the number of shares of Stock beneficially owned by (i) each director and named executive officer of our Company, (ii) named executive officers, executive officers, and directors of the Company as a group, and (iii) each person known by us to be the beneficial owner of 5% or more of our issued and outstanding shares of Common Stock. In calculating any percentage in the following table of common stock beneficially owned by one or more persons named therein, the following table assumes 22,533,783 shares of voting Stock outstanding. Unless otherwise further indicated in the following table, the footnotes thereto and/or elsewhere in this report, the persons and entities named in the following table have sole voting and sole investment power with respect to the shares set forth opposite the shareholder’s name, subject to community property laws, where applicable. Unless as otherwise indicated in the following table and/or the footnotes thereto, the address of our named executive officers and directors in the following table is: 7770 Dean Martin Dr., Suite 303, Las Vegas NV 89139.

Named Executive Officers and Directors’ (1,2)	Shareholdings	Percent(2)
Chester Wright III (3)	8,022,000	35.600%
Spencer Fisher	1,015,000	4.500%
Catherine Wilkinson (4)	90,000	0.004%
Executive Officers, Named Executive Officers, and Directors as a Group	9,127,000	46.100%

5% Beneficial Holders (Not Named Above)	None

___________

Footnotes

(1)	Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, people share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon the exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the above table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on the date of this Annual Report.

(2)	Does not include outstanding warrants. Named Executive Officers and Directors are not holders of any outstanding warrant.

(3)	On June 20, 2025, Catherine Wilkinson was added to replace Arkady Zalan as a member of the Board of Directors.

(4)	On September 20, 2025, Chester Wright conveyed 268,000 shares that he held jointly with his two children to such children, reducing him to 35.60% including beneficial ownership.

Changes in Control

There are no arrangements known to us, the operation of which may at a subsequent date result in a change in control of the Company.

NOTE 12. SUBSEQUENT EVENTS

In accordance with ASC 855-10, management has evaluated subsequent events through the date that the financial statements were available to be issued and has determined that it does not have any additional material subsequent events to disclose in these financial statements.

F-17

GLOBAL INDUSTRY PRODUCTS, CORP.

Consolidated Financial Statements

for years ended December 31, 2024 and 2023

(Audited)

F-18

F-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders,

Global Industry Products Corp.

OPINION ON THE FINANCIAL STATEMENTS

We have audited the accompanying balance sheets of Global Industry Products Corp. (the “Company”) as of December 31, 2024 and 2023, and the related statements of operations and comprehensive income, change in stockholders’ equity, and cash flows for the years then ended December 31, 2024 and 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended December 31, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America.

BASIS FOR OPINION

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

COMPANY’S ABILITY TO CONTINUE AS A GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

CRITICAL AUDIT MATTERS

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. We determined that there are no critical audit matters.

/s/Bush & Associates CPA LLC

We have served as the Company’s auditor since 2024.

Henderson, Nevada

September 30, 2025

PCAOB ID Number 6797

F-20

GLOBAL INDUSTRY PRODUCTS, CORP.
BALANCE SHEETS

	December 31, 2024	December 31, 2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$339,139	$35,314
Accounts receivables, net	350,891	562,592
Inventory, net	965,960	1,206,974
Other current assets	30,357	29,586
Total current assets	1,686,347	1,834,466
LONG-TERM ASSETS
Property, plant and equipment, net	66,273	97,218
Intangible Assets, net	232,632	226,573
Right of use assets, net	101,240	393,447
Other long-term assets	73,791	62,748
TOTAL ASSETS	$2,160,283	$2,614,452

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$103,763	$234,255
Lease liabilities-short term	100,777	293,046
Current maturities of long-term debt	32,645	27,897
Notes payable - related party	—	40,000
Other current liabilities	14,487	15,065
Total current liabilities	$251,672	$610,263
LONG-TERM LIABILITIES
Lease liabilities-long term	—	100,488
Long-term debt	156,156	183,327
Other long-term liabilities	974	942
TOTAL LIABILITIES	$408,802	$895,020
EQUITY
Preferred stock $0.001 par value, 10,000,000 shares of authorized, 273,724 issued and outstanding	274	274
Common stock $0.001 par value, 190,000,000 shares of authorized, 22,260,059 issued and outstanding	22,260	22,260
Additional paid-in-capital	5,812,520	5,497,553
Accumulated deficit	(4,083,573)	(3,800,655)
TOTAL EQUITY	1,751,481	1,719,432
TOTAL LIABILITIES AND EQUITY	$2,160,283	$2,614,452

F-21

GLOBAL INDUSTRY PRODUCTS, CORP.
STATEMENT OF OPERATIONS

	For the year ended December 31,
	2024	2023
REVENUE
Revenue	$3,136,166	$3,550,456
Net Revenue	3,136,166	3,550,456
COST OF REVENUE
Cost of revenue	2,164,020	2,456,341
Total cost of revenue	$2,164,020	$2,456,341

GROSS PROFIT	972,146	1,094,115

OPERATING EXPENSES
Selling, general and administrative expense	1,263,035	1,136,482
Total Operating Expenses	$1,263,035	$1,136,482

OTHER INCOME/EXPENSE
Other Income (Expense)	7,970	4,200
Total Other Income (Expense)	7,970	4,200

Net income/(loss) before income tax provision	(282,919)	(38,167)

NET INCOME/(LOSS)	$(282,919)	$(38,167)

Income/(Loss) per share - basic and diluted	$(0.012)	$(0.002)

Weighted average number of shares outstanding - basic and diluted	22,533,783	22,533,783

F-22

GLOBAL INDUSTRY PRODUCTS, CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY Two year ended December 31, 2024

	Preferred Stock Series “A”		Preferred Stock Series “F”		Common Stock
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Additional Paid in Capital	Retained Earnings (Deficit)	Total Stockholders’ Equity (Deficit)
Balance - December 31, 2022	110,000	$110	163,724	$164	22,260,059	$22,260	$5,497,664	$(3,762,488)	$1,757,710
Net Loss	—	—	—	—	—	—	—	(38,167)	(38,167)
Dividends Paid	—	—	—	—	—	—	(111)	—	(111)
Balance - December 31, 2023	110,000	$110	163,724	$164	22,260,059	$22,260	$5,497,553	$(3,800,655)	$1,719,432
Net Loss	—	—	—	—	—	—	—	(282,919)	(282,919)
Shares returned to treasury	—	—	—	—	(1,400,000)	—	—	—	—
Shares Issued	—	—	—	—	1,400,000	—	315,001	—	315,001
Dividends Paid	—	—	—	—	—	—	(34)	—	(34)
Balance - December 31, 2024	110,000	$110	163,724	$164	22,260,059	$22,260	$5,812,520	$(4,083,573)	$1,751,481

F-23

GLOBAL INDUSTRY PRODUCTS, CORP.
STATEMENTS OF CASH FLOW

	For the year ended December 31,
	2024	2023
Cash Flows From Operating Activities:
Net Income (Loss)	$(282,919)	$(38,167)
Adjustments to reconcile Net Income (Loss) to net cash provided by operations:
Depreciation and amortization	71,417	80,226
Amortization of right-of-use assets	287,795	278,176
Changes in operating assets and liabilities
Accounts Receivables	211,701	66,207
Inventory	241,014	(109,643)
Deposits and other current assets	(11,814)	(30,269)
Accounts payables	(131,037)	(61,262)
Lease liabilities	(292,757)	(283,138)
Cash Generated From/(Used In) Operating Activities	$93,400	$(97,870)

Cash Flows From Investing Activities:
Purchases of equipment	(3,064)	(19,244)
Purchase of intangible assets	(39,055)	(11,680)
Due received from related parties	—	1,950
Cash Generated From/(Used In) Investing Activities	$(42,119)	$(28,973)

Cash Flows From Financing Activities:
Proceeds from issuance of shares	315,001	—
Dividends paid	(34)	(111)
Repayment of loan - unrelated parties	(3,147)	(3,372)
Repayment of loan - related parties	(19,276)	(13,349)
Proceeds from loans from related parties	(40,000)	40,000
Cash Generated From/(Used In) Financing Activities	$252,544	$23,168

Net (Decrease) Increase in Cash	303,825	(103,676)
Cash at Beginning of Year	35,314	138,989
Cash at End of Year	$339,139	$35,314

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$2,270	$3,889
Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Present value of initial lease liability and right-of-use asset	$101,240	$393,447

F-24

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Global Industry Products, Corp., a Nevada corporation, diversified distributor of non-durable products to the Casino and retail industries, and a product innovator and marketer of products worldwide.

Basis of presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales (or revenues) and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that estimates made as of the date of the financial statements could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include, but are not limited to, revenue recognition, allowance for doubtful accounts, recognition and measurement of income tax assets, valuation of share-based compensation, and the valuation of net assets acquired.

Revenue Recognition

The Company sells products to a diversified base of customers and has no material concentration of credit risk or significant payment terms extended to customers. The majority of customer arrangements contain a single performance obligation to transfer goods. Revenue is recognized when control of goods has transferred to customers. For most of the Company’s customer arrangements, control transfers to customers at a point in time when goods/services have been delivered, as that is generally when the legal title, physical possession, and risks and rewards of goods/services transfer to the customer.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Accounts receivables, net

Trade receivables arise from granting credit to customers in the normal course of business, are unsecured, and are presented net of an allowance for doubtful accounts. The allowance is based on several factors, including the length of time the receivable is past due, the Company’s previous loss history, the customer’s current ability to pay, and the general condition of the economy and industry as a whole. Depending on the customer, payment is due between 30 and 90 days after the customer receives an invoice. When all collection efforts have been exhausted, the accounts are written off. Historically, the Company has suffered significant losses concerning its trade receivables.

Inventories

Inventories, which consist of purchased components for resale, are valued at the lower of average cost (which approximates the first-in, first-out method) and net realizable value. Given the nature of the non-durable goods of the Company inventory product mix and long shelf life, the Company rarely reduces the carrying value of inventory for slow-moving items but does reduce the carrying value of inventory for shrinkage and obsolete items.

F-25

Long-lived assets

Property, plant and equipment are recorded at cost and presented net of accumulated depreciation. Major additions and improvements are capitalized, while maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed. Property, plant and equipment are normally depreciated on a straight-line basis over their estimated useful lives.

Definite-lived intangible assets arising from asset acquisitions include intellectual property, patents, trademarks, and product development.  These assets are amortized on a systematic and rational basis (generally straight-line) that represents the asset's use. Definite-lived intangible assets are amortized over the estimated period during which the asset is expected to contribute directly or indirectly to future cash flow.

Fully depreciated PPE other are retained in PPE and accumulated depreciation accounts until disposal. Upon disposal, assets and related accumulated depreciation are removed from the accounts, and the net amount, less proceeds from disposal, is charged or credited to operations. Definite-lived intangible assets are removed from their respective gross asset and accumulated amortization accounts when they are no longer used.

Concentration of business and credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash held by the Company in financial institutions may exceed the federally insured limit of $250,000 at certain times. As of December 31, 2024, the Company held cash and cash equivalents of $339,139, including approximately $4,642 in excess of federally insured limits. These funds are maintained with financial institutions of high credit quality, and the Company regularly monitors credit risk exposure.

No customer sales accounted for more than 12% and 14% in 2023 and 2024 respectively.

Bad Debt Recognition

The allowance for doubtful accounts is calculated by multiplying the receivable balance in the various aging categories by a reserve rate. A higher reserve rate is applied to older receivables because those receivables are less likely to be collected.

Fair value of financial instruments

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and assumptions that market participants would use when pricing the asset or liability.

ASC Topic 820, Fair Value Measurements and Disclosures provides a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

         Level 1 — inputs are based upon unadjusted quoted prices for identical assets or liabilities traded in active markets.

        Level 2 — inputs are based upon quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

        Level 3 — inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined by using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

Assets measured at fair value on a non-recurring basis include goodwill, and tangible and intangible assets. Such assets are reviewed annually for impairment indicators. If a triggering event has occurred, the assets are re-measured when the estimated fair value of the corresponding asset group is less than the carrying value. The fair value measurements, in such instances, are based on significant unobservable inputs (Level 3).

The carrying amounts of the Company’s financial instruments, which include accounts receivable, accounts payable and accrued expenses and debt at floating interest rates, approximate their fair values, principally due to their short-term nature, maturities or nature of interest rates.

F-26

Advertising and vendor considerations

Advertising costs are expensed as incurred.

Segment reporting

The Company operates as a single operating segment. The Chief Executive Officer, who is the chief operating decision maker, manages the Company as a single profit center to promote collaboration, provide comprehensive service offerings across the entire customer base, and provide incentives to employees based on the success of the organization as a whole. Although certain information regarding selected products or services is discussed to promote an understanding of the Company’s business, the chief operating decision-maker manages the Company and allocates resources at the consolidated level.

Inventory

Inventory is held for resale and is stated at the lower of cost or market. U.S. merchandise inventories are valued by using the Average Cost Method. The Company believes the Average Cost Method more fairly presents the results of operations due to the numerous vendors for the same product and the incremental changes in cost not reflected in revenue pricing increases.

Inventory Reserve Account

The company’s inventory mainly consists of non-durable goods, all of which are in marketable condition. Despite this readiness for sale, a portion of the inventory remains unsold, primarily resulting from insufficient market demand among the company’s customer base. This lack of demand can be attributed to various factors, including changing consumer preferences, increased competition, or economic conditions that limit customers' purchasing power. To address this issue, the company analyzes market trends and customer behaviors to better align its inventory with consumer needs. The Inventory Reserve account is drawn from historical sales data to the percentage of inventory that typically remains unsold, damaged, or becomes obsolete, while considering current market conditions, customer demand, and product lifecycles when estimating the percentage.

NOTE 2 – GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis of accounting which contemplates continuity of operations, realization of assets, liabilities, and commitments in the normal course of business. The accompanying consolidated financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred an accumulated deficit amounting to $(4,083,573) for the year December 31, 2024, which includes net operating losses for the twelve months ended December 31, 2024 of $(282,919). Due to our negative accumulated net losses, there may exist substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. In addition, the Company’s development activities since inception have been financially sustained through equity financing. Management plans to focus on expanding market reach, launching new product lines, and implementing targeted marketing initiatives to drive sales growth. Including a resent license agreement for the companies IP in the Europe and Asia marketplace is intended to mitigate the conditions that have raise substantial doubt about the entity’s ability to continue as a going concern.

While recently operating losses have been experienced, management believes the company's core business remains viable and is actively implementing cost-reduction measures to improve profitability.

Based on evaluation of the above factors and the management actions outlined, we believe that the company has a reasonable ability to continue as a going concern and meet its obligations in the foreseeable future.

F-27

NOTE 3. INTANGLIBLE ASSETS, NET

Definite-lived intangible assets, patents, and product development costs are included in intangible assets on the balance sheets and are amortized on a straight-line basis over their estimated lives, which approximates the pattern of expected economic benefit.

Goodwill represents the excess of acquisition cost over the fair value of the net assets acquired and is subject to amortization. The Company reviews goodwill annually in the fourth quarter for impairment or when circumstances indicate that the carrying value may exceed the fair value.

	Estimated Life	December 31, 2024	December 31, 2023
Intellectual Property	15	258,369	237,914
Product Development	5	162,159	143,559
Goodwill	15	50,000	50,000
		470,528	431,473
Accumulated amortization		(237,896)	(204,901)
Intangible Assets, net		232,632	226,572

NOTE 4. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment are stated at cost. Depreciation expense is computed primarily using the straight-line method over estimated useful lives. Leasehold improvements made after the beginning of the initial lease term are depreciated over the shorter of the estimated useful life of the asset or the remaining term of the initial lease plus any renewals that are reasonably certain at the date the leasehold improvements are made.

Property, plant and equipment, stated at cost, consisted of the following:

	Estimated Life	December 31, 2024	December 31, 2023
Leasehold improvements	5	22,829	22,829
Equipment & fixtures	5-7	83,098	88,076
Trucks and delivery vehicles	5	155,408	183,144
		261,335	294,049
Accumulated depreciation		(195,063)	(196,831)
Property and equipment, net		66,272	97,218

NOTE 5. TAXES

Income taxes are accounted for under the asset and liability method pursuant to ASC Topic 740, Income Taxes (ASC 740), whereby deferred tax assets and liabilities are recognized for the expected future consequences attributable to the differences between the financial statement carrying amounts and the tax basis of assets and liabilities. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period of the change. Further, deferred tax assets are recognized for the expected realization of available net operating loss and tax credit carryforwards. A valuation allowance is recorded on gross deferred tax assets when it is “more likely than not” that such asset will not be realized. When evaluating the realizability of deferred tax assets, all evidence, both positive and negative, is evaluated. Items considered in this analysis include the ability to carry back losses, the reversal of temporary differences, tax planning strategies, and expectations of future earnings. The Company reviews its deferred tax assets on a quarterly basis to determine if a valuation allowance is required based upon these factors. Changes in the Company’s assessment of the need for a valuation allowance could give rise to a change in such allowance, potentially resulting in additional expense or benefit in the period of change.

The Company’s income tax provision or benefit includes U.S. federal, state and local income taxes and is based on pre-tax income or loss. In determining the annual effective income tax rate, the Company analyzed various factors, including its annual earnings and taxing jurisdictions in which the earnings were generated, the impact of state and local income taxes, and its ability to use tax credits and net operating loss carry forwards.

Under ASC 740, the amount of tax benefit to be recognized is the amount of benefit that is “more likely than not” to be sustained upon examination. The Company analyzes its tax filing positions in all of the U.S. federal, state, local, and foreign tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. If, based on this analysis, the Company

F-28

determines that uncertainties in tax positions exist, a liability is established in the consolidated financial statements. The Company recognizes accrued interest and penalties related to unrecognized tax positions in the provision for income taxes.

The Company cannot determine the sustained tax loss benefit and has not made a provision to recognize any benefit from the prior period's tax losses, although such benefit may exist.

The Company’s income tax returns are subject to examination by federal and state authorities in accordance with prescribed statutes.

NOTE 6. EXECUTIVE COMPENSATION

The following table shows the compensation paid to our named executive officers during the last fiscal years ended December 31, 2024, and 2023, and information concerning all compensation paid for services rendered to us in all capacities for our last two fiscal years.

Name and Principal Position	Year-Ended	Salary and related Compensation	All Other Compensation	Total
Chester Wright, CEO	December 31, 2024	$99,800	—	$99,800
Spence Fisher, President	December 31, 2024	$94,423	—	$94,428
Arkady Zalan, Secretary	December 31, 2024	$48,367	—	$48,367
Chester Wright, CEO	December 31, 2023	$83,100	—	$83,100
Spence Fisher, President	December 31, 2023	$90,217	—	$90,217
Arkady Zalan, Secretary	December 31, 2023	$46,100	—	$46,100

Executives and officers may receive reimbursement for travel expenses and other expenses directly incurred related to Company activities. These reimbursements are nominal and not reflected as compensation.

NOTE 7. EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

The Company computes earnings (loss) per share in accordance with ASC 260, “Earnings per Share”. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. The Company computes Basic EPS by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all diluted potential common shares outstanding during the period using the treasury stock method and convertible notes and preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options, warrants and convertible preferred stock. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

	For the Year Ended
	2024	2023
Net Income (Loss) computation of basic and diluted per common share:
Net loss attributable to common and common equivalent stockholders	$(282,919)	$(38,167)

Basic and diluted net income (loss) per share:
Basic and diluted net loss per common and common equivalent shares	$(0.012)	$(0.002)
Basic and diluted weighted average common and common equivalent shares outstanding	22,533,783	22,533,783

Potential dilutive securities that are not included in the calculations of diluted net loss per share because their effect is anti-dilutive are as follows as of December 31st (in common equivalent shares):

Outstanding Warrants	2024	2023
Warrants	2,738,605	2,738,605

F-29

NOTE 8. COMMITMENTS AND CONTINGENCIES

Leases

The Company determines if an arrangement is or contains a lease at contract inception. In arrangements that involve an identified asset, there is also judgment in evaluating if we have the right to direct the use of that asset.

Operating leases are recorded in our balance sheet. Right-of-use (“ROU”) assets and lease liabilities are measured at the lease commencement date based on the present value of the remaining lease payments over the lease term, determined using the discount rate for the lease at the commencement date.

Finance lease right-of-use assets are included in property, plant, and equipment, net, and finance lease liabilities are included in other current liabilities and other liabilities on the consolidated balance sheets.

Office Lease

On December 4, 2019, the Company executed a non-cancellable in a warehouse complex for a monthly base rent of $21,460, with a 3% annual increase and initial cams of $4,442.63. The lease commenced on May 1, 2020, and extends for a term of five years, to expire on April 30, 2025. The rent is payable on the first day of each month. The Company recorded an initial lease liability and right-of-use asset of $659,603. The Company intends to enter into a new lease agreement beginning May 1, 2025, either at the current location or yet identified location.

The Company reported the following summary of non-cancellable operating leases in accordance with the provisions of ASC 842 Topic 842 “Leases” as follows:

Summary of Non-Cancellable Operating Leases:

Office and Warehouse Lease (1)	December 31, 2024	December 31, 2023

Right-of-use asset, net	101,240	393,447

Current lease liabilities	100,777	293,046
Non-current lease liabilities	—	100,488
Total operating lease liabilities	100,777	393,534

(1)	Right-of-use asset net is higher than total operating lease liabilities because Forklift lease has a $1 purchase option and the company intends to convert the leased asset to an own asset and the end of the lease. The calculated amortization value is lower than the lease payment.

Equipment Leases

Related Party - Notes

On May 18, 2022, the Company entered into an agreement to borrow $66,557 at an interest rate of 9.95% from its CEO, Mr. Wright, to acquire a 2012 Freightliner truck for product deliveries. The agreement is an on-demand note. Mr. Wright is the recorded lienholder on the vehicle’s title and has received monthly with a remaining balance of $50,714 on December 31, 2023, and $31,479 on December 31, 2024.

On December 5, 2023, the Company obtained a $40,000, 60-day loan from Advance Construction Technologies International, Inc., whose management consists of related parties. Subsequently, the loan has been retired.

From time to time, the Company may provide, at its discretion, payroll advances to its employees as part of its normal operating activities. Employees who request a payroll advance must sign a written agreement to repay any advance in whole or in part through future payroll advances to conform with Nevada state law.

F-30

Related Party - Contractor

The Company has an at-will agreement with Advance Construction Technologies International, LLC, to provide computer support and warehouse inventory controls.

NOTE 9 – STOCKHOLDERS’ EQUITY, UNPAID DIVIDENDS AND WARRANTS

The Company’s capitalization on December 31, 2024, and 2023, was 190,000,000 authorized common shares with a par value of $0.001 per share and 10,000,000 authorized preferred shares with a par value of $0.001 per share.

The Company’s Class “A” Convertible Preferred Shares have an accrued dividend payable at a rate of 10.5% and will convert to an equal number of common shares upon filing a registration statement with the Securities and Exchange Commission.

The Company’s Class “F” Preferred Shares were available exclusively to current shareholders as a set with an equivalent number of common shares. The preferred shares are non-voting and will share, as a class, in 4% of the future gross profit generated from the company's Fitboxr and Smack-Out product lines until the total dividends paid to this class of shares reach $159,352. As of December 31, 2024 and December 31, 2023, the company holds an undeclared dividend liability amounting to $157,771, which represents the remaining dividends payable to shareholders of Class “F” Preferred Shares. Once commitments for the unpaid dividends associated with the Class “F” preferred shares are fulfilled, these preferred shares will be retired.

Dividends

	Undeclared Dividends	Undeclared Dividends
	2024	2023
Class “A” Convertible Preferred Shares 10.5%, Voting	$99,750	$90,300
Class “F” Preferred Shares 4%, Non-voting	$157,771	$157,771

Warrants

There are outstanding 1,222,313 Warrants that entitle holders to receive, upon exercise, one common share per warrant for $2 per share, 390,680 Warrants that entitle holders to receive, upon exercise, one common share per warrant for $3 per share, and 1,125,612 Warrants that entitle holders to receive, upon exercise, one common share per warrant for $4 per share. All outstanding warrants expire on October 30, 2026.

The Board of Directors, without further approval of its stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our Common Stock and other series of Preferred Stock then outstanding.

NOTE 10 – SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER

Beneficial Owners

The following table and footnotes thereto sets forth information regarding the number of shares of Stock beneficially owned by (i) each director and named executive officer of our Company, (ii) named executive officers, executive officers, and directors of the Company as a group, and (iii) each person known by us to be the beneficial owner of 5% or more of our issued and outstanding shares of Common Stock. In calculating any percentage in the following table of common stock beneficially owned by one or more persons named therein, the following table assumes 22,533,783 shares of voting Stock outstanding. Unless otherwise further indicated in the following table, the footnotes thereto and/or elsewhere in this report, the persons and entities named in the following table have sole voting and sole investment power with respect to the shares set forth opposite the shareholder’s name, subject to community property laws, where applicable. Unless as otherwise indicated in the following table and/or the footnotes thereto, the address of our named executive officers and directors in the following table is: 7770 Dean Martin Dr., Suite 303, Las Vegas NV 89139.

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Named Executive Officers and Directors’ (1)	Shareholdings	Percent(2)
Chester Wright III (3)	8,022,000	35.6%
Arkady Zalan	1,345,000	6.0%
Spencer Fisher	1,015,000	4.5%
Executive Officers, Named Executive Officers, and Directors as a Group	10,382,000	46.1%

5% Beneficial Holders (Not Named Above)	None

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Footnotes

(1)	Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, people share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon the exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the above table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on the date of this Annual Report.

(2)	Does not include outstanding warrants. Named Executive Officers and Directors are not holders of any outstanding warrant.

(3)	On February 20, 2024, Mr. Wright donated 1,400,000 shares of common stock to the Company’s treasury with the Company’s agreement that the treasury shares would be sold to current shareholders. The purchase of treasury stock by current shareholders did not increase the number of Named Executive Officers’ and Directors' holdings or result in any additional 5% Beneficial Holders.

Changes in Control

There are no arrangements known to us, the operation of which may at a subsequent date result in a change in control of the Company.

NOTE 11. SUBSEQUENT EVENTS

In accordance with ASC 855-10, management has evaluated subsequent events through the date that the financial statements were available to be issued and has determined that it does not have any additional material subsequent events to disclose in these financial statements.

On April 29, 2025, Arkady Zalan, a director and officer of Global Industry Products, Corp., passed away.

As of April 30, 2025, the Company's lease for its previous warehouse and office location expired. The Company has since signed a new lease and successfully relocated its warehouse and office operations to 7770 Dean Martin Drive, Suite 303, Las Vegas, NV 89139.

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[OUTSIDE BACK COVER PAGE OF PROSPECTUS]

Dealer Prospectus Delivery Requirements

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We have expended, or will expend fees in relation to this registration statement as detailed below:

Expenditure Item	Amount
Attorney Fees	$25,000
Audit Fees	$180,000
Transfer Agent Fees	$4,000
SEC Registration and Blue Sky Registration fees (estimated)	$5,000
Miscellaneous Expenses (estimated)	$8,000
Total	$222,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

 We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes, or NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, except an action by or on behalf of the corporation, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS also requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company if so provided in the corporations articles of incorporation, bylaws, or other agreement. Section 78.751 of the NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws or other agreement.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our Articles of Incorporation and Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the NRS by providing that:

We shall indemnify our directors and officers to the fullest extent permitted by the NRS against expense, liability and loss reasonably incurred or suffered by them in connection with their service as an officer or director; and

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We may purchase and maintain insurance, or make other financial arrangements, on behalf of any person who holds or who has held a position as a director, officer, or representative against liability, cost, payment, or expense incurred by such person.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Issuer Purchases of Equity Securities

We did not repurchase any shares of our common stock during the period April 1, 2023 through September 30, 2025.

Shares Issued in Private Placement Offering

We did not issue any shares of our common stock in a Private Placement Offering during the period April 1, 2023 through September 30, 2025.

Shares Issued for Conversion Note

110,000 of Series A Preferred Stock automatically converted to common stock (110,000 shares) upon the filing of this Registration Statement on September 30, 2025.

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ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date
3(i).1	Articles of Incorporation (3.2.09)	S-1	3.1	9.30.25
3(i).2	Certificate of Amendment to Articles of Incorporation (2.8.10)	S-1	3.2	9.30.25
3(ii).3	Bylaws	S-1	3.3	9.30.25
4.1	Form of Warrant - Series C	S-1	4.1	9.30.25
4.2	Form of Warrant - Series D	S-1	4.2	9.30.25
4.3	Form of Warrant - Series E	S-1	4.3	9.30.25
5.1	Opinion of Legal Counsel	*	*	*
10.1	Master Lease Agreement	S-1	10.1	9.30.25
10.2	Sublease Agreement	S-1	10.2	9.30.25
21	List of Subsidiaries	*	*	*
23.1	Legal Opinion	*	*	*
23.2	Consent of Independent Certified Public Accountants	*	*	*
107	EX-FILING FEES	S-1	107	9.30.25

________

*Filed Herewith

ITEM 17. UNDERTAKINGS

(a)	(1)	The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

	(2)	The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	(4)	The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
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(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on February 4, 2026 .

GLOBAL INDUSTRY PRODUCTS, CORP.

/s/ Chester I. Wright, III	February 4, 2026
Chester I. Wright, III
(Chief Executive Officer, Chief Financial Officer and Principal Executive Officer)

/s/ Chester I. Wright, III	February 4, 2026
Chester I. Wright, III
(Acting Chief Financial Officer and Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Chester I. Wright, III	February 4, 2026
Chester I. Wright, III, CEO, CFO and Director

/s/ Spencer Fisher	February 4, 2026
Spencer Fisher, President and Director

/s/ Cathy Wilkinson	February 4, 2026
Cathy Wilkinson, Secretary